As filed with the Securities and                   Registration No. 333-_____
Exchange Commission on September 13, 2002.         Registration No. 333-_____-01
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT


                                      UNDER
                           THE SECURITIES ACT OF 1933

     IRWIN FINANCIAL CORPORATION                      IFC CAPITAL TRUST VI
             (Exact Name of Co-Registrants as Specified in Charters)


              INDIANA                       35-1286807                       DELAWARE                         APPLIED FOR
  (State or Other Jurisdiction of        (I.R.S. Employer         (State or Other Jurisdiction of           (I.R.S. Employer
  Incorporation or Organization)      Identification Number)      Incorporation or Organization)         Identification Number)

                              500 WASHINGTON STREET
                               COLUMBUS, IN 47201
                                 (812) 376-1909

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Co-Registrants' Principal Executive Offices)

                                 ELLEN Z. MUFSON
                              VICE PRESIDENT-LEGAL
                              500 WASHINGTON STREET
                               COLUMBUS, IN 47201
                                 (812) 376-1909

           (Name, Address, Including Zip Code, and Telephone Number,
                 Including Area Code, of Agent for Service for
                                Co-Registrants)

                                   Copies to:

      JENNIFER R. EVANS, ESQ.                        THOMAS C. ERB, ESQ.
     JENNIFER DURHAM KING, ESQ.                       TOM W. ZOOK, ESQ.
 VEDDER, PRICE, KAUFMAN & KAMMHOLZ              LEWIS, RICE & FINGERSH, L.C.
222 NORTH LASALLE STREET, SUITE 2600            500 N. BROADWAY, SUITE 2000
       CHICAGO, ILLINOIS 60601                ST. LOUIS, MISSOURI 63102-2147
           (312) 609-7500                              (314) 444-7600

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [__]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]

                         CALCULATION OF REGISTRATION FEE


                                                                                  PROPOSED           PROPOSED
                                                                AMOUNT            MAXIMUM            MAXIMUM           AMOUNT OF
                  TITLE OF EACH CLASS OF                         TO BE            OFFERING          AGGREGATE         REGISTRATION
               SECURITIES TO BE REGISTERED                    REGISTERED       PRICE PER UNIT     OFFERING PRICE         FEE(2)
               ---------------------------                    ----------       --------------     --------------         ------
% Cumulative Trust Preferred Securities of IFC Capital
   Trust VI............................................      1,150,000(1)          $25.00          $28,750,000           $2,645
% Junior Subordinated Debentures due 2032 of Irwin
   Financial Corporation(3)(4).........................
Guarantee of Preferred Securities (3)(5)...............

---------------------------
(1) Includes 150,000 of preferred securities which may be sold by the trust to cover over-allotments.
(2)      The registration fee is calculated in accordance with Rule 457(i) and
         (n).
(3) This Registration Statement is deemed to cover the ___% Junior Subordinated Debentures due 2032 of Irwin Financial Corporation, the rights of holders thereof under the Indenture, and the rights of holders of the preferred securities under the Trust Agreement, the Guarantee and the Expense Agreement entered into by Irwin Financial Corporation.
(4) The ___% Junior Subordinated Debentures due 2032 will be purchased by IFC Capital Trust VI with the proceeds of the sale of the preferred securities. Such securities may later be distributed for no additional consideration to the holders of the preferred securities upon dissolution of the trust and the distribution of its assets.
(5)      No separate consideration will be received for the Guarantee.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2002


PROSPECTUS


                         1,000,000 PREFERRED SECURITIES

                              IFC CAPITAL TRUST VI

                     % CUMULATIVE TRUST PREFERRED SECURITIES

                 (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

                FULLY, IRREVOCABLY AND UNCONDITIONALLY GUARANTEED
          ON A SUBORDINATED BASIS, AS DESCRIBED IN THIS PROSPECTUS, BY

                           IRWIN FINANCIAL CORPORATION

                               ___________________


         IFC Capital Trust VI is offering 1,000,000 preferred securities at $25
per security. The preferred securities represent an indirect interest in our   %
junior subordinated debentures. The debentures have the same payment terms as the preferred securities and will be purchased by IFC Capital Trust VI using the proceeds from its sale of the preferred securities.

         The preferred securities are expected to be approved for listing on the New York Stock Exchange under the symbol "IFC PrM." Trading is expected to commence within 30 days after the preferred securities are first issued.

                               ___________________

         INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 18.

                               ___________________


         THE PREFERRED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK AND ARE NOT INSURED BY ANY BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                          PER
                                       PREFERRED
                                        SECURITY                     TOTAL
                                       ---------                 -----------
Public offering price...................$   25.00                $25,000,000
Proceeds to the trust...................$   25.00                $25,000,000

         This is a firm commitment underwriting. We will pay underwriting
commissions of $   per preferred security, or a total of $   , to the
underwriters for arranging the investment in our junior subordinated debentures. The underwriters have been granted a 30-day option to purchase up to an additional 150,000 preferred securities to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         STIFEL, NICOLAUS & COMPANY          RBC CAPITAL MARKETS
                INCORPORATED

               , 2002


                           IRWIN FINANCIAL CORPORATION

       COMMERCIAL             MORTGAGE              HOME EQUITY            COMMERCIAL             VENTURE CAPITAL
         BANKING               BANKING                LENDING               FINANCE
o   Irwin Union Bank      o   Irwin Mortgage     o   Irwin Home          o   Irwin Capital         o   Irwin Ventures
    and Trust; Irwin          Corporation            Equity                  Holdings                  LLC
    Union Bank,                                      Corporation             Corporation
    F.S.B.

o   Founded in 1871       o   1981 acquisiton    o   1994 start-up       o   1999 start-up         o   1999 start-up
    and 2000,
    respectively

o   21% of                o   64% of             o   14% of              o   3% of
    consolidated net          consolidated net       consolidated net        consolildated net
    revenues first            revenues first         revenues first          revenues first six
    six months of             six months of          six months of           months of 2002;
    2002; 14% of              2002; 57% of           2002; 31% of 2001       1% of 2001
    2001                      2001                   consolidated net        consolidated net
    consolidated net          consolidated net       revenues                revenues
    revenues                  revenues

o   Focuses on            o   Originates, sells  o   Originates and      o   Funding source        o   Investor in early
    commercial and            and services           services prime-         for leasing               stage companies
    personal banking          conforming first       quality, high           companies,                in financial services
    needs of small            mortgage loans         loan-to-value           brokers and               or financial services-
    businesses and                                   home equity             vendors                   related technology
    business owners                                  loans

o   Locations in          o   National scope,    o   National scope,     o   U.S. and              o   National scope
    Indiana,                  emphasis on            emphasis on debt        Canadian focus
    Michigan,                 first-time home        consolidation
    Arizona,                  buyers and small       products
    Missouri,                 brokers
    Nevada, Utah and
    Kentucky

                          o   $3.8 billion in    o   $514 million in     o   Acquired 78%
                              originations in        originations in         ownership
                              the first six          the first six           interest in a
                              months of 2002         months of 2002          Canadian
                                                                             equipment
                                                                             leasing company
                                                                             in July 2000

                          o   Expects to                                 o   Began franchise
                              commence                                       equipment
                              operations in                                  business in
                              new                                            August 2001
                              correspondent
                              lending division
                              in fourth
                              quarter 2002

o   Loan portfolio        o   $13.5 billion      o   $2.1 billion        o   Portfolio of $301     o   6 portfolio
    of $1.7 billion           servicing              portfolio as of         million as of             investments
    as of June 30,            portfolio as of        June 30, 2002           June 30, 2002             totaling $6.2
    2002                      June 30, 2002                                                            million as of
                                                                                                       June 30, 2002

o   Headquarters in       o   Headquarters in    o   Headquarters in     o   Headquarters in       o   Headquarters in
    Columbus, IN;             Indianapolis, IN       San Ramon, CA           Vancouver, B.C.           Columbus, IN
    Louisville, KY

                                     SUMMARY

         This summary highlights information contained in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information set forth in this prospectus, our financial statements and the other information that is incorporated by reference into this prospectus before you make an investment decision. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their option to purchase additional preferred securities to cover over-allotments.

                           IRWIN FINANCIAL CORPORATION

         We are a diversified financial services company headquartered in Columbus, Indiana with $3.8 billion in assets at June 30, 2002. We focus primarily on the extension of credit to consumers and small businesses as well as providing the ongoing servicing of those customer accounts. We currently operate five major lines of business through our subsidiaries. Our major lines of business are: commercial banking, mortgage banking, home equity lending, commercial finance and venture capital.

         The majority of our activities are managed through our banking subsidiary, Irwin Union Bank and Trust Company, or its direct subsidiaries. Irwin Union Bank and Trust was organized in 1871, and we formed the holding company in 1972. Our subsidiaries include Irwin Union Bank and Trust, a commercial bank, which together with Irwin Union Bank, F.S.B., conducts our commercial banking activities; Irwin Mortgage Corporation, a mortgage banking company acquired in 1981; Irwin Home Equity Corporation, a consumer home equity lending company formed in 1994; Irwin Capital Holdings Corporation, a commercial finance subsidiary; and Irwin Ventures LLC, a venture capital company. At June 30, 2002, we and our subsidiaries had a total of 2,880 employees, including full-time and part-time employees.

         The following table summarizes our financial performance over the past five years and the first six months of 2002:

                        AT OR FOR THE SIX MONTHS
                             ENDED JUNE 30,                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                        -------------------------     ---------------------------------------------------------------
                           2002         2001             2001         2000         1999         1998         1997
                        ----------   ----------       ----------   ----------    ----------   ----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income..........    $   17,932   $   21,979       $   45,516   $   35,666     $  33,156   $   30,503   $   24,444
Earnings per common
   share (diluted)..          0.67         0.97             2.00         1.67          1.51         1.38         1.08
Assets..............     3,827,582    3,261,739        3,447,693    2,429,154     1,682,992    1,945,341    1,491,771
Loans held for sale.       437,147    1,016,792          502,086      579,788       508,997      936,788      528,739
Loans and leases,
   net..............     2,638,629    1,471,243        2,115,464    1,221,793       724,869      547,103      602,281
Deposits............     2,257,306    1,928,968        2,309,018    1,443,330       870,318    1,009,211      719,596
Total shareholders'
   equity...........       329,275      209,452          231,665      188,870       159,296      145,233      127,983
First mortgage
   servicing
   portfolio........    13,466,335   10,474,246       12,875,532    9,196,513    10,488,112   11,242,470   10,713,549
Home equity
   portfolio(1).....     2,098,678    1,826,853        2,064,542    1,825,527       842,403      581,241      358,166
Return on average
   assets(2)........          1.00%        1.57%            1.45%        1.76%         2.01%        1.85%        1.94%
Return on average
   equity(2)........         12.01        22.51            21.82        20.83         21.51        22.77        19.80
Net interest
   margin(2)........          5.94         5.11             5.36         5.36          5.03         4.33         5.15

---------------------------
(1) Includes loans held in portfolio and loans we have securitized where we retain credit risk. Does not include $300 million of loans serviced for others.
(2)     Annualized for interim periods.

         The decline in our net income during the first six months of 2002 largely reflects the elimination of our use of gain-on-sale accounting for securitized loans in our home equity lending line of business. While this change has had a negative short-term impact on profitability in this line of business and will increase loan loss reserves reflected in the financial statements, with charge-offs recorded through the balance sheet rather than off-balance sheet, we believe the change in treatment of securitized loans will have little, if any, long-term effect on the ultimate profitability of this line of business. This accounting treatment is discussed further in this Summary under "Impact of Recent Change to Regulatory Capital Rules" beginning on page 9. Given the current economic and business climate, and after giving effect to this offering, we expect estimated consolidated net income of at least $36 million in 2002 and approximately $54 million in 2003. These estimates include $2.7 million of after-tax interest expense on convertible trust preferred securities, which would be added back to net income for purposes of calculating fully diluted earnings per share under generally accepted accounting principles. However, these estimates and projections are inherently uncertain, and our actual earnings may differ significantly from these estimates due to risks and uncertainties related to our business that are described in the "Risk Factors" section beginning on page 18. These estimates constitute forward-looking statements as described under "Special Note Regarding Forward-looking Statements" on page 28 of this prospectus.

STRATEGY

         Our strategy is to maintain a diverse revenue stream by focusing on niches in financial services where we believe we can optimize the productivity of our capital and where our experience and expertise can provide a competitive advantage. Our operational objectives are premised on simultaneously achieving three goals: creditworthiness, profitability and growth. We refer to this as creditworthy, profitable growth. We believe we must continually balance these goals in order to deliver long-term value to all of our stakeholders. We have developed a four-part business plan to meet these goals:

         o We focus on product or market niches in financial services that we believe are underserved and where we believe customers are willing to pay a premium for value-added services.

         o We enter niches only when we have attracted senior managers who have proven track records in the niche for which they are responsible.

         o We diversify our revenues and allocate our capital across complementary lines of business as a key part of our risk management. Our lines of business are affected differently by interest rates and economic conditions and when combined in an appropriate mix, we believe they provide sources of diversification and opportunities for growth in a variety of economic conditions.

         o We reinvest on an ongoing basis in the development of new and existing opportunities.

         We believe our historical growth and profitability is the result of our endeavors to pursue complementary consumer and commercial lending niches through our bank holding company structure, our experienced management, our diverse product and geographic markets, and our willingness and ability to align the compensation structure of each of our lines of business with the interests of our stakeholders. Through various economic environments and cycles, we have had a relatively stable revenue and earnings stream on a consolidated basis generated primarily through internal growth rather than acquisitions. Over the five-year and ten-year periods ending December 31, 2001, respectively, our financial performance has been as follows:

         o        our return on average equity averaged 21.35% and 22.53%;

         o our diluted earnings per common share compounded at an average annual growth rate of 16.65% and 15.18%;

         o our net revenues(1) compounded at an average annual growth rate of 18.85% and 17.33%;

         o our nonperforming assets to total assets averaged 0.60% and 0.57%;

         o our annual net charge-offs to average loans and leases averaged 0.37% and 0.44%; and

         o our book value per common share compounded at an average annual growth rate of 16.80% and 18.15%.

---------------
(1)      Net revenues consist of net interest income plus noninterest income.

         While our financial results for 2002 will likely be significantly different than our historical performance for the reasons discussed in this Summary under "Impact of Recent Change to Regulatory Capital Rules" beginning on page 9, management anticipates that, after 2002, we can again achieve our long-term financial objectives of annual earnings per share growth of at least 12% and return on common equity of greater than 15%. In addition, as noted above, our profitability ratios have been negatively affected in 2002 due to our elimination of gain-on-sale accounting in our home equity lending line of business. This change will also result in a higher amount of charge-offs in this line of business relative to periods prior to 2002 as we begin funding our home equity portfolio using on-balance sheet funding where reserves and charge-offs are recorded through the balance sheet rather than off-balance sheet.

MAJOR LINES OF BUSINESS

         We are a regulated bank holding company. At the parent level, we work actively to add value to our lines of business by interacting with the management teams, capitalizing on interrelationships, providing centralized services and coordinating overall organizational decisions. Under this organizational structure, our separate businesses currently hold and fund the majority of their assets through Irwin Union Bank and Trust. This provides additional liquidity and results in regulatory oversight of each of our lines of business.

         The following table shows our net income (loss) by line of business:



                                                  SIX MONTHS
                                                 ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
                                                ---------------      ----------------------------------------------
                                                2002       2001      2001      2000       1999       1998      1997
                                                ----       ----      ----      ----       ----       ----      ----
                                                                         (IN THOUSANDS)
Commercial banking......................      $  7,888   $  3,142  $  8,918  $  7,090   $  7,345   $  6,509  $  5,587
Mortgage banking........................        19,522     14,488    38,100    13,006     23,063     28,853    21,300
Home equity lending.....................        (7,441)     9,457    16,248    18,494     12,606     (6,668)    1,710
Commercial finance......................           508       (761)   (4,394)   (2,563)      (843)        --        --
Venture capital.........................          (859)    (3,007)   (6,549)    2,723        656         --        --
Other(1)................................        (1,686)    (1,340)   (6,807)   (3,084)    (9,671)     1,809    (4,153)
                                               -------    -------   -------   -------    -------    -------   -------
Total consolidated net income...........       $17,932    $21,979   $45,516   $35,666    $33,156    $30,503   $24,444
                                               =======    =======   =======   =======    =======    =======   =======

---------------------------
(1) Includes parent, medical equipment leasing (which we discontinued in 1998) and consolidating entries.

   COMMERCIAL BANKING

         Our commercial banking line of business focuses on providing credit, cash management and personal banking products to small businesses and business owners. Services include a full line of consumer, mortgage and commercial loans, as well as personal and commercial checking accounts, savings and time deposit accounts, personal and business loans, credit card services, money transfer services, financial counseling, property, casualty, life and health insurance agency services, trust services, securities brokerage, and safe deposit facilities. Under the bank's commercial lending policies, at June 30, 2002, our lending limit is $10 million, and our average size commercial loan is $0.3 million.

         We offer commercial banking services through our banking subsidiaries, Irwin Union Bank and Trust, an Indiana state-chartered commercial bank, and Irwin Union Bank, F.S.B., a federal savings bank. We have offices throughout nine counties in central and southern Indiana and in Kalamazoo, Grand Rapids, Traverse City and Lansing, Michigan; Carson City and Las Vegas, Nevada; St. Louis, Missouri; Louisville, Kentucky; Salt Lake City, Utah; and Phoenix, Arizona.

         As a result of our expansion into new markets in the last few years, our earnings have been negatively impacted in this line of business during the last three years as we added new banking offices. While our newest office, opened in 2002, is not yet profitable, our other offices outside Indiana, which we opened in 1999 through 2001, are now operating profitably. In the near term, our strategy is to continue to grow our commercial banking line of business in the markets in which we are currently operating. We may also pursue opportunities to expand into one or two new markets. Our strategy is to target metropolitan markets with strong economies where we believe recent bank consolidation has negatively impacted customers. We believe that this consolidation has led to disenchantment with the delivery of financial services to the small business community among both the owners of those small businesses and the senior banking officers who had been providing services to them. In markets that management identifies as attractive opportunities, the bank seeks to hire senior commercial loan and cash management officers who have strong local ties and who can focus on providing personalized lending services to small businesses in that market.

         The following table shows selected financial data for our commercial banking line of business:


                               AT OR FOR THE SIX MONTHS
                                    ENDED JUNE 30,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                               -------------------------   ----------------------------------------------------
                                   2002        2001        2001        2000        1999        1998        1997
                               ----------  ----------  ---------   ----------    --------  -----------  ----------
                                                                (DOLLARS IN THOUSANDS)
Commercial Banking:
Net income...................  $    7,888  $    3,142  $    8,918  $    7,090    $  7,345  $     6,509  $    5,587
Total assets.................   1,813,463   1,443,534   1,648,294   1,167,559     789,560      607,992     539,233
Total loans..................   1,711,395   1,277,658   1,514,957   1,067,980     720,493      514,950     410,272
Allowance for loan and lease
   losses....................      17,836      11,000      14,643       9,228       7,375        6,680       5,525
Total deposits...............   1,599,119   1,305,352   1,456,376     998,892     710,899      567,526     486,481
Return on average assets.....        0.93%       0.50%       0.64%       0.74%       1.08%        1.15%       1.08%
Return on average equity.....       12.07        8.71       10.45       12.39       13.89        15.49       15.42
Net interest margin..........        4.09        3.76        3.80        4.25        4.82         4.75        4.61
Efficiency ratio.............       58.43       73.38       65.91       71.00       68.06        66.60       64.62
Nonperforming assets to
   total assets..............        0.24        0.17        0.44        0.23        0.15         0.31        0.60
Allowance for loan losses to
   total loans...............        1.04        0.86        0.97        0.86        1.02         1.30        1.35
Net charge-offs to average
   loans(1)..................        0.17        0.13        0.19        0.12        0.16         0.13        0.34

---------------------------
(1)  Annualized for interim periods.


   MORTGAGE BANKING

         In our mortgage banking line of business we originate, purchase, sell and service conventional and government agency-backed residential mortgage loans throughout the United States. We established this line of business when we acquired our subsidiary, Irwin Mortgage Corporation, in 1981. We expect to realign Irwin Mortgage within our organizational structure as a subsidiary of Irwin Union Bank and Trust before the end of 2002. Most of our mortgage originations either are insured by an agency of the federal government, such as the Federal Housing Authority and the Veterans Administration or, in the case of conventional mortgages, meet requirements for resale to the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. This allows us to remove substantially all of the credit risk of these loans from our balance sheet. We sell mortgage loans to institutional and private investors but may retain servicing rights to the loans we originate or purchase from correspondents. We believe this balance between mortgage loan originations and mortgage loan servicing provides us a natural hedge against interest rate changes, which has helped stabilize our revenue stream.

         We currently originate mortgage loans through retail offices, direct marketing, wholesale channels and our Internet website. At June 30, 2002, Irwin Mortgage operated 99 production and satellite offices in 26 states. Our mortgage banking line of business is currently our largest contributor to revenue, comprising 64% of our total revenues for the six months ended June 30, 2002, compared to 53% for the first six months of 2001. Our mortgage banking line of business contributed 109% of our net income for the first six months of 2002, compared to 66% for the same period in 2001.

         We have recently developed a correspondent lending distribution channel in our mortgage banking business. We hired a key manager and team of experienced mortgage banking professionals previously affiliated with a national mortgage banking firm where the correspondent lending division was recently dissolved when that firm was acquired by a competitor. This group has established lending relationships with correspondent lenders located throughout the United States. Correspondent lending involves the purchase of loans underwritten and closed by third parties, usually smaller community banks and mortgage bankers. We expect our correspondent lending distribution channel to become operational in the fourth quarter of 2002.

         The following table shows selected financial data for our mortgage banking line of business:


                              AT OR FOR THE SIX MONTHS
                                    ENDED JUNE 30,                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                            ---------------------------        --------------------------------------------------------------
                              2002         2001                   2001         2000         1999         1998          1997
                            ----------   ----------            ----------   ----------   ----------   ----------    ---------
                                                            (DOLLARS IN THOUSANDS)
Mortgage Banking:
Net income............      $   19,522   $   14,488            $   38,100   $   13,006   $   23,063   $   28,853    $   21,300
Net interest income...          15,833        9,590                30,261       15,401       21,745       26,244        17,577
Provision for loan
   losses.............            (202)          76                    31          357       (1,998)      (1,721)       (1,383)
Loan origination fees.          29,431       27,531                61,917       34,688       46,311       59,328        41,045
Gain on sale of loans.          52,971       44,436               113,140       45,601       72,395       97,724        53,332
Loan servicing fees...          28,627       24,798                52,837       50,309       54,247       55,217        50,194
Gain on sale of bulk
   servicing..........           9,716        5,781                 8,394       27,528        9,005          829         1,512
Amortization and
   impairment of
   servicing assets,
   net of hedging.....         (24,547)     (15,606)              (42,135)     (37,490)     (24,566)     (29,805)      (15,843)
Total net revenue.....         115,036       99,146               229,461      140,932      180,767      207,238       147,657
Total mortgage
   originations.......       3,846,556    4,359,940             9,225,991    4,091,573    5,876,750    8,944,615     5,397,338
Refinancings to total
   originations.......           46.33%       52.88%                54.10%       16.39%       28.64%       49.54%        22.53%
Servicing sold to
   originations.......            51.4         43.9                  25.1        99.35        79.89        56.95         71.82
First mortgage
   servicing portfolio     $13,466,335  $10,474,246           $12,875,532   $9,196,513  $10,488,112  $11,242,470   $10,713,549
Bulk sales of
   servicing..........       1,643,209      610,610             1,030,744    2,526,006    1,216,718       99,929       536,971
Capitalized servicing.         195,455      170,723               211,201      121,555      132,648      113,131        81,610
Capitalized servicing
   to servicing
   portfolio..........             1.5%         1.6%                  1.6%         1.3%         1.3%         1.0%          0.8%
Weighted average
   coupon.............             7.01        7.54                  7.23         7.76         7.51         7.56          7.85

   HOME EQUITY LENDING

         In our home equity lending line of business, we originate, purchase, securitize and service home equity loans and lines of credit nationwide. We generally fund the loans through securitization transactions and whole loan sales. We continue to service the loans we securitize and sell. We target creditworthy, homeowning consumers who are active, unsecured credit card debt users. Target customers are underwritten using proprietary models based on several criteria, including the customers' previous use of credit. We market our home equity products through direct mail and telemarketing, mortgage brokers and correspondent lenders nationwide and through Internet-based solicitations.

         We established this line of business when we formed Irwin Home Equity Corporation in 1994 as our subsidiary. Irwin Home Equity is headquartered in San Ramon, California and became a subsidiary of Irwin Union Bank and Trust in 2001. In 1997 and 1998, we largely redesigned our product offerings, introducing new products with origination fees and early repayment options. We also introduced home equity loans with loan-to-value ratios of up to 125% of their collateral value. Home equity loans with loan-to-value ratios greater than 100% are priced with higher coupons than home equity loans with loan-to-value ratios less than 100% to compensate for the increased risk. For the six months ended June 30, 2002, home equity loans with loan-to-value ratios greater than 100% made up 60.3% of our loan originations and 52.8% of our portfolio at June 30, 2002. We expect to continue to originate new loans in our home equity lending line of business through the development of new products, the extension of existing products to new customers, and continued sales through our indirect distribution channels.

         For most of our home equity product offerings, we offer customers the choice to accept an early repayment fee in exchange for a lower interest rate. A typical early repayment option provides for a fee equal to up to six months' interest that is payable if the borrower chooses to repay the loan during the first three to five years of its term. Approximately 84.9%, or $1.3 billion, of our home equity loan servicing portfolio at June 30, 2002 has early repayment fees. This portfolio does not include our floating rate lines of credit.

         As described more fully in this Summary under "Impact of Recent Change to Regulatory Capital Rules," we have eliminated our use of gain-on-sale accounting and have started using on-balance sheet financing to fund growth in this line of business. Due to this change in financing method, coupled with the uncertainty in national economic conditions, we have slowed our rate of production and expect this line of business to show a loss in net income in 2002 and a slower rate of net income growth in 2003 compared to prior years. In addition, we expect that we will continue to make sizeable additions to our allowance as a percentage of home equity loans, similar to our increase in loan loss reserves taken during the third and fourth quarters of 2001 and the first half of 2002, and expect to experience higher levels of charge-offs and nonperforming assets in this line of business as we continue to build our on-balance sheet home equity portfolio and as this portfolio continues to increase and mature.

         The following table shows selected financial data for our home equity lending line of business:


                                 AT OR FOR THE SIX MONTHS
                                       ENDED JUNE 30,                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                 ------------------------     ------------------------------------------------------
                                     2002        2001        2001        2000        1999        1998        1997
                                  ----------  ----------  ----------  ----------    --------  ----------  ----------
                                                                (DOLLARS IN THOUSANDS)
Home Equity Lending:
Net interest income..........     $   38,590  $   28,876  $   61,754  $   35,593    $ 18,852    $  5,495    $  7,129
Provision for loan losses....        (12,460)       (300)     (2,320)       (461)         --        (513)     (1,404)
Gain on sale of loans........          7,307      33,308      91,556      46,970      23,725      18,610      15,908
Loan origination fees........            777         351       1,639         951         273          --          --
Loan servicing fees..........          7,010       6,287      13,355       7,559       4,907       3,323       2,145
Amortization and impairment
   of servicing assets.......         (3,242)     (1,167)     (3,217)     (1,583)     (1,445)       (842)       (334)
Trading gains (losses).......        (13,059)     (2,546)    (38,420)     14,399       2,512      (2,952)     (1,961)
Total net revenue............         25,499      65,018     124,418     103,447      50,566      23,941      21,777
Operating expense............         37,901      49,256      97,338      72,623      35,557      30,609      20,067
Net income (loss)............         (7,441)      9,457      16,248      18,494      12,606      (6,668)      1,710
Loan and line of credit
   volume....................        514,462     452,161   1,149,409   1,225,955     439,507     389,673     214,518
Secondary market delivery....        180,780     401,975   1,080,328     774,610     430,743     294,261     210,057
Total portfolio..............      2,098,678   1,826,853   2,064,542   1,625,719     777,934     581,241     358,166
Residual assets-trading(1)...        183,310     189,788     199,071     152,614      57,883      32,321      22,134
Weighted average yield on
   loans.....................          13.57%      13.35%      13.38%      13.09%      12.33%      11.86%      13.97%
Weighted average yield on
   lines of credit...........          10.85       12.25       11.11       14.04       12.72       11.89       12.96
Gain on sale to total loans
   securitized...............           4.04        8.29        8.47        3.92        5.57        6.32        7.57
Net home equity charge-offs
   to home equity
   portfolio(2)..............           2.70        1.56        1.58        0.57        0.36        0.37        0.29
Delinquency ratio............            4.6         4.5         5.1         4.4         2.1         1.3         1.5

---------------------------
(1)     Included in trading assets on our consolidated balance sheets.
(2)     Annualized for interim periods.

   COMMERCIAL FINANCE

         In our commercial finance line of business, we originate transactions with brokers and vendors throughout the United States and Canada and through direct sales to franchisees involving small- to medium-sized equipment leases and loans. The majority of our loans and leases are full payout (i.e., no residual), small-ticket assets secured by commercial equipment. We finance a variety of commercial and office equipment types and try to limit the industry and geographic concentrations in our loan and lease portfolio. We established this line of business in 1999 and had a total loan and lease portfolio of $301.3 million as of June 30, 2002.

   VENTURE CAPITAL

         In our venture capital line of business, we make minority investments in early stage companies in the financial services industry and related fields that intend to use technology as a key component of their competitive strategy. We established this line of business when we formed Irwin Ventures in the third quarter of 1999, having made our first investment in 1997. We provide Irwin Ventures' portfolio companies the benefit of our management experience in the financial services marketplace. We had investments in six private companies as of June 30, 2002, with an aggregate investment cost of $11.6 million and a carrying value of $6.2 million.

IMPACT OF RECENT CHANGE TO REGULATORY CAPITAL RULES

         The federal banking regulators, including the Federal Reserve, our principal regulator, have adopted revised regulatory capital standards regarding the treatment of certain recourse obligations, direct credit substitutes, residual interests in asset securitizations, and other securitized transactions. In general, the new rules require a banking institution that has certain residual interests, including assets commonly referred to as "credit-enhancing interest-only strips," in an amount that exceeds 25% of its Tier 1 capital, to deduct the after-tax excess amount of credit-enhancing interest-only strips from Tier 1 capital for purposes of computing risk-based capital ratios.

         The new capital standards became effective on January 1, 2002, for new residual interests created after December 31, 2001. For transactions settled before January 1, 2002, application of the new capital treatment to the residuals created will be delayed until December 31, 2002.

         These new rules apply to securitization transactions done by our home equity line of business prior to 2002. At June 30, 2002, the credit-enhancing interest-only strips included in our residual interests totaled $122 million, which comprised 28% of our consolidated Tier 1 capital. Due to anticipated earnings retention, subsequent accretion of our existing trust preferred securities into Tier 1 capital throughout the remainder of 2002, residual amortization throughout 2002, other normal balance sheet changes, and because we have ceased creating new residual interests, we expect that our credit-enhancing interest-only strips will have declined to less than 25% of Tier 1 capital by December 31, 2002. Accordingly, we anticipate that we will have little if any deduction of Tier 1 capital due to the concentration of credit-enhancing interest-only strips when the new rules become fully effective at the end of 2002.

         Through 2001, we financed our significant growth in our home equity lending line of business using transaction structures that create residual assets through "gain-on-sale" accounting-sales transactions accounted for under SFAS 140. To address the new rules, beginning in the second quarter of 2002 we have eliminated our use of these securitization structures that require gain-on-sale accounting treatment. We believe using on-balance sheet financing or whole loan sale transactions rather than transactions accounted for as gain-on-sale under SFAS 140 will allow continued access to the capital markets for cost-effective, matched funding of our loan assets, while not meaningfully affecting or changing our cash flows, nor changing the longer term profitability of our home equity lending operation.

         Changing our securitization practices has significantly affected the financial results of our home equity line of business in 2002. The key financial impacts have included:

         o By using on-balance sheet financing to fund our home equity loan originations, we are required to change the timing of revenue recognition on these assets under generally accepted accounting principles. For assets funded on-balance sheet, we record interest income over the life of the loans, as it is earned, net of interest expense over the life of the bonds and a provision for credit losses inherent in the portfolio. For assets funded through securitization transactions accounted for as a sale under SFAS 140, we have recorded revenue as trading gains at the time of sale based on the difference between proceeds and allocated cost basis of the loans sold. We have also recognized residual interests based on the discounted present value of anticipated revenue streams over the expected lives of the loans. This different accounting treatment does not, however, affect cash flows related to the loans, and management expects that the ultimate total receipt of revenues and profitability derived from our home equity loans will be relatively unchanged by these different financing structures.

         o Due to the extension of the period during which revenue is recognized under the new financing structures we are pursuing, we are reducing the rate of growth in production and related expenses in the home equity lending line of business to more closely align anticipated revenue recognition and expenses under this new model.

         o After the initial transition period, as the portfolio of on-balance sheet home equity loans continues to grow, we should record increased levels of net interest income sufficient to cover ongoing expenses and credit losses. We would then expect to be in a position to resume profitable growth in this line of business. We may also continue to pursue selective opportunities to sell whole loans in cash sale transactions if attractive terms can be negotiated. We completed one sale during the first quarter of

                  2002 and expect to complete another similar transaction by the end of the third quarter of 2002. We currently anticipate that our home equity lending line of business will return to profitability in the third and fourth quarters of 2002, although total results for the year ended 2002 are expected to be a loss.

                              IFC CAPITAL TRUST VI

         The trust is a newly formed financing subsidiary of Irwin. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. In exchange for our capital contribution to the trust, we will own all of the common securities of the trust. The trust exists exclusively for the following purposes:

         o        issuing the preferred securities to the public for cash;

         o        issuing the common securities to us;

         o investing the proceeds from the sale of its preferred and common securities in an equivalent amount of junior subordinated debentures to be issued by us; and

         o engaging in activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

         Our principal executive offices, as well as those of the trust, are located at 500 Washington Street, P.O. Box 929, Columbus, Indiana 47202-0929, and our telephone number is (812) 376-1909.

                                  THE OFFERING

THE ISSUER...................       IFC Capital Trust VI.

SECURITIES BEING OFFERED.....       1,000,000 preferred securities, which
                                    represent preferred undivided interests in the assets of the trust. Those assets will consist solely of the debentures and payments received on the debentures. The trust will sell the preferred securities to the public for cash. The trust will use that cash to buy the debentures from us.

OFFERING PRICE...............       $25 per preferred security.

WHEN DISTRIBUTIONS WILL BE
  PAID TO YOU................       If you purchase the preferred securities,
                                    you are entitled to receive cumulative cash
                                    distributions at a    % annual rate.
                                    Distributions will accumulate from the date the trust issues the preferred securities and will be paid quarterly on March 31, June
                                    30, September 30 and December 31 of each year, beginning December 31, 2002. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the business day prior to the distribution date. We may defer the payment of cash distributions, as described below.

WHEN THE SECURITIES
  MUST BE REDEEMED...........       The debentures will mature and the preferred
                                    securities must be redeemed on September 30, 2032. We have the option, however, to shorten the maturity date to a date not earlier than September 30, 2007. We will not shorten the maturity date unless we have received the prior approval of the Board of Governors of the Federal Reserve, if required.

REDEMPTION BEFORE SEPTEMBER
  30, 2032 IS POSSIBLE.......       The trust must redeem the preferred
                                    securities when the debentures are paid at maturity, or upon any earlier redemption of the debentures to the extent the debentures are redeemed. We may redeem all or part of the debentures at any time on or after September 30, 2007.

                                    In addition, we may redeem, at any time, all of the debentures if:

                                    o    there is a change in existing laws
                                         or regulations, or new official
                                         administrative or judicial
                                         interpretation or application of
                                         these laws and regulations, that
                                         causes the interest we pay on the
                                         debentures to no longer be
                                         deductible by us for federal income
                                         tax purposes; or the trust becomes
                                         subject to federal income tax; or
                                         the trust becomes or will become
                                         subject to other taxes or
                                         governmental charges;

                                    o    there is a change in existing laws
                                         or regulations that requires the
                                         trust to register as an investment
                                         company; or

                                    o    there is a change in the capital
                                         adequacy guidelines of the Federal
                                         Reserve that results in the
                                         preferred securities not being
                                         eligible as Tier 1 capital.

                                    We may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we purchase, plus a proportionate amount of common securities, but only in exchange for a like amount of the preferred securities and common securities then owned by us. Redemption of the debentures prior to maturity will be subject to the prior approval of the Federal Reserve, if approval is then required. If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

WE HAVE THE OPTION TO
  EXTEND THE INTEREST
  PAYMENT PERIOD.............       The trust will rely solely on payments
                                    made by us under the debentures to pay
                                    distributions on the preferred securities.
                                    As long as we are not in default under the indenture relating to the debentures, we may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters, but not beyond
                                    September 30, 2032. If we defer interest payments on the debentures:

                                    o    the trust will also defer
                                         distributions on the preferred
                                         securities;

                                    o    the distributions you are entitled
                                         to will accumulate; and

                                    o    these accumulated distributions
                                         will earn interest at an annual
                                         rate of    %, compounded quarterly,
                                         until paid.

                                    At the end of any deferral period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you.

                                    During an extension period, we are
                                    restricted from making payments on debt that ranks equally with or junior to the debentures held by our other subsidiary trusts, and from paying dividends or distributions on our capital stock or redeeming, purchasing or acquiring or making liquidation payments with respect to our capital stock, except for some exceptions.

YOU WILL STILL BE TAXED
  IF DISTRIBUTIONS ARE
  DEFERRED...................       If a deferral of payment occurs, you will
                                    still be required to recognize the deferred amounts as income for federal income tax purposes in advance of receiving these amounts, even if you are a cash basis taxpayer.

OUR GUARANTEE OF PAYMENT.....       Our obligations described in this
                                    prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities. Under the guarantee agreement, we guarantee the trust will use its assets to pay the distributions on the preferred securities and the liquidation amount upon liquidation of the trust.
                                    However, the guarantee does not apply when the trust does not have sufficient funds to make the payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. In this event, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures.

WE MAY DISTRIBUTE THE
  DEBENTURES DIRECTLY
  TO YOU.....................       We may, at any time, dissolve the trust and
                                    distribute the debentures to you, subject to the prior approval of the Federal Reserve, if required. If we distribute the debentures, we will use our best efforts to list them on a national securities exchange or comparable automated quotation system.

HOW THE SECURITIES WILL
  RANK IN RIGHT
  OF PAYMENT.................       Our obligations under the preferred
                                    securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

                                    o    the preferred securities will rank
                                         equally with the common securities
                                         of the trust. The trust will pay
                                         distributions on the preferred
                                         securities and the common
                                         securities pro rata. However, if we
                                         default with respect to the
                                         debentures, then no distributions
                                         on the common securities of the
                                         trust or our common stock will be
                                         paid until all accumulated and
                                         unpaid distributions on the
                                         preferred securities have been
                                         paid;

                                    o    our obligations under the
                                         debentures and the guarantee are
                                         unsecured and generally will rank:

                                             o    junior in priority to our
                                                  existing and future senior
                                                  and subordinated
                                                  indebtedness;

                                             o    equal to our subordinated
                                                  debentures associated with
                                                  $146.7 million of trust
                                                  preferred securities that
                                                  affiliated trusts of ours
                                                  currently have outstanding;

                                             o    senior in priority to our
                                                  convertible subordinated
                                                  debentures associated with
                                                  $51.7 million of convertible
                                                  trust preferred securities
                                                  that an affiliated trust of
                                                  ours currently has
                                                  outstanding; and

                                    o    because we are a holding company,
                                         the debentures and the guarantee
                                         will effectively be subordinated to
                                         all depositors' claims, as well as
                                         existing and future liabilities of
                                         our subsidiaries.

VOTING RIGHTS OF THE
  PREFERRED SECURITIES.......       Except in limited circumstances, holders
                                    of the preferred securities will have no voting rights.

NEW YORK STOCK EXCHANGE
  SYMBOL.....................       IFC PrM.

YOU WILL NOT RECEIVE
  CERTIFICATES...............       The preferred securities will be represented
                                    by a global security that will be deposited with and registered in the name of The
                                    Depository Trust Company, New York, New
                                    York, or its nominee. This means that you will not receive a certificate for the preferred securities, and your ownership interests will be recordeD through the DTC book-entry system.

HOW THE PROCEEDS OF THIS
OFFERING WILL BE USED........       The trust will invest all of the proceeds
                                    from the sale of the preferred securities in
                                    the debentures. We estimate that the net
                                    proceeds to us from the sale of the
                                    debentures to the trust, after
                                    deducting offering expenses and underwriting
                                    commissions, will be approximately $       .
                                    The purpose of the offering is to increase our regulatory capital and support the growth and operations of our subsidiaries.

         Before purchasing the preferred securities being offered, you should carefully consider the "Risk Factors" beginning on page 18.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The summary consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2001, are derived from our historical financial statements. Our consolidated financial statements for each of the five years ended December 31, 2001 have been audited by PricewaterhouseCoopers LLP, independent accountants. The summary data presented below for the six-month periods ended June 30, 2002 and 2001, are derived from our unaudited financial statements. In our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results as of or for the six-month periods indicated have been included. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 30, 2001 and our quarterly report on Form 10-Q for the quarter ended June 30, 2002, which are incorporated in this prospectus by reference. Results for past periods are not necessarily indicative of results that may be expected for any future period, and results for the six-month period ended June 30, 2002, are not necessarily indicative of results that may be expected for the entire year ending December 31, 2002.

                                  AT OR FOR THE SIX
                                MONTHS ENDED JUNE 30,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------     -------------------------------------------------------
                                   2002        2001        2001         2000        1999         1998        1997
                                   ----        ----        ----         ----        ----         ----        ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF INCOME DATA:
Net interest income........     $   92,132   $   62,953  $  147,149  $   90,996   $   67,122   $   59,201  $   50,386
Provision for loan and
   lease losses............        (19,832)      (4,357)    (17,505)     (5,403)      (4,443)      (5,995)     (6,238)
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
Net interest income after
   provision for loan and
   lease losses............         72,300       58,596     129,644      85,593       62,679       53,206      44,148
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
Noninterest income:
   Loan origination fees...         30,611       28,214      64,303      52,696       41,024       60,013      41,370
   Gain on sale of loans...         62,698       81,061     207,538      77,047       74,834       75,201      39,210
   Loan servicing fees.....         36,466       31,627      67,362      58,939       60,581       57,284      53,257
   Amortization and
      impairment of
      servicing assets.....        (65,550)     (16,405)    (50,134)    (39,529)     (15,702)     (35,388)    (16,355)
   Gain on sale of
      servicing assets.....          9,716        5,781       8,394      27,528       37,801       43,308      32,631
   Trading gains (losses)..        (13,059)      (2,546)    (32,412)     14,399       (8,296)       1,366      (1,961)
   Gain from sale of
      leasing assets.......             --           --          --          --           --        5,241          --
   Other...................         46,125        2,494       6,340      20,631       13,827       11,832       8,696
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
   Total noninterest income        107,007      130,226     271,391     211,711      204,069      218,857     156,848
Noninterest expense........        150,829      152,975     327,420     237,962      214,111      221,206     158,818
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
Income before income taxes.         28,478       35,847      73,615      59,342       52,637       50,857      42,178
Provision for income taxes.         11,075       14,254      28,624      23,676       19,481       20,354      17,734
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
Income before minority
   interest................         17,403       21,593      44,991      35,666       33,156       30,503      24,444
Minority interest..........            (34)        (211)       (350)         --           --           --          --
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
Income before cumulative
   effect of change in
   accounting principle....         17,437       21,804      45,341      35,666       33,156       30,503      24,444
Cumulative effect of
   change in accounting
   principle, net of tax...            495          175         175          --           --           --          --
                                ----------   ----------  ----------  ----------   ----------   ----------  ----------
Net income available to
   common shareholders.....     $   17,932   $   21,979  $   45,516  $   35,666   $   33,156   $   30,503  $   24,444
                                ==========   ==========  ==========  ==========   ==========   ==========  ==========
Mortgage loan originations.     $3,846,556   $4,359,940  $9,225,991  $4,091,573   $5,876,750   $8,944,615  $5,397,338
Home equity loan
   originations............        514,462      452,161   1,149,409   1,225,955      439,507      389,673     214,518


                                  AT OR FOR THE SIX
                                MONTHS ENDED JUNE 30,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------     -------------------------------------------------------
                                   2002        2001        2001         2000        1999         1998        1997
                                   ----        ----        ----         ----        ----         ----        ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
COMMON SHARE DATA:
Earnings per share(1)(2):
   Basic...................     $     0.69   $     1.04  $     2.15  $     1.70   $     1.54         1.40        1.10
   Diluted.................           0.67         0.97        2.00        1.67         1.51         1.38        1.08
Cash dividends per share...          0.135         0.13        0.26        0.24         0.20         0.16        0.14
Book value per share.......          11.87         9.82       10.84        8.97         7.55         6.70        5.82
Dividend payout ratio......          20.76%       12.53%      12.13%      14.13%       12.93%       11.39%     12.74%
Weighted average
   shares--basic............        25,880       21,109      21,175      20,973       21,530       21,732      22,326
Weighted average
   shares--diluted..........        28,780       24,121      24,173      21,593       21,886       22,139      22,722
Shares outstanding--end of
   period..................         27,732       21,192      21,305      21,026       21,105       21,673      22,001

BALANCE SHEET DATA:
Assets.....................     $3,827,582   $3,261,739  $3,447,693  $2,429,154   $1,682,992   $1,945,341  $1,491,771
Trading assets.............        183,539      189,948     199,071     154,921       59,025       32,148      22,133
Loans held for sale........        437,147    1,016,792     502,086     579,788      508,997      936,788     528,739
Loans and leases...........      2,675,915    1,486,461   2,137,747   1,234,922      733,424      556,991     611,093
Allowance for loan and
   lease losses............         37,286       15,218      22,283      13,129        8,555        9,888       8,812
Servicing assets...........        212,453      181,329     228,624     130,522      138,500      117,129      83,044
Deposits...................      2,257,306    1,928,968   2,309,018   1,443,330      870,318    1,009,211     719,596
Short-term borrowings......        380,612      776,926     487,963     475,502      473,103      644,861     512,275
Long-term debt.............        464,968       30,000      30,000      30,000       30,000        2,839       7,096
Trust preferred securities.        198,500      153,500     198,500     153,500       50,000       50,000      50,000
Shareholders' equity.......        329,275      209,452     231,665     188,870      159,296      145,233     127,983
First mortgage servicing
   portfolio...............     13,446,335   10,474,246  12,875,532   9,196,513   10,488,112   11,242,470  10,713,549
Home equity portfolio......      2,098,678    1,826,853   2,064,542   1,625,719      777,934      581,241     358,166

SELECTED FINANCIAL RATIOS:
Performance Ratios:
Return on average assets(3)           1.00%        1.57%       1.45%       1.76%        2.01%        1.85%       1.94%
Return on average equity(3)          12.01        22.51       21.82       20.83        21.51        22.77       19.80
Net interest
   margin(3)(4)(5).........           5.94         5.11        5.36        5.36         5.03         4.33        5.15
Noninterest income to
   revenues(6).............          53.73        67.41       64.84       69.94        75.25        78.71       75.89
Efficiency ratio(7)........          75.74        79.19       78.23       78.61        78.95        79.55       76.74
Loans and leases to
   deposits(8).............         118.54        77.06       92.58       85.56        84.27        55.19       84.92
Average interest-earning
   assets to average
   interest-bearing
   liabilities.............         118.40       114.86      117.12      113.51       127.36       121.02      124.00

Asset Quality Ratios:
Allowance for loan and
   lease losses to:
   Total loans and leases..           1.39%        1.02%       1.04%       1.06%        1.17%        1.78%       1.45%
   Non-performing loans
      and leases...........         216.00       154.00      116.34      181.79       189.86        84.28      115.02
Net charge-offs to average
   loans and leases(3).....           0.59         0.36        0.53        0.28         0.27         0.33        0.46
Net home equity
   charge-offs to home
   equity portfolio(3).....           2.70         1.33        1.58        0.57         0.36         0.37        0.29
Non-performing assets to
   total assets............           0.57         0.49        0.68        0.42         0.48         0.78        0.64


                                  AT OR FOR THE SIX
                                MONTHS ENDED JUNE 30,              AT OR FOR THE YEAR ENDED DECEMBER 31,
                                ---------------------     -------------------------------------------------------
                                   2002        2001        2001         2000        1999         1998        1997
                                   ----        ----        ----         ----        ----         ----        ----
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Non-performing assets to
   total loans and other
   real estate owned.......           0.82%        1.07%       1.10%       0.81%        1.09%        2.77%       1.55%

Capital Ratios:
Average shareholders'
   equity to average assets           8.34         6.91        6.65        8.46         9.35         8.09        9.32
Tier 1 capital ratio.......           9.08         7.81        6.81        8.42        11.41        11.63       13.56
Tier 1 leverage ratio......          11.43         9.84        9.36       12.41        12.77        10.51       12.06
Total risk-based capital
   ratio...................          12.47        11.42       10.82       13.59        13.50        12.25       14.85

---------------------------

(1) Earnings per share of common stock before cumulative effect of change in accounting principle related to SFAS 142, "Goodwill and Other Intangible Assets," for the six month period ended June 30, 2002 was $0.67 basic and $0.65 diluted.
(2) Earnings per share of common stock before cumulative effect of change in accounting principle related to SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," for the six months ended June
         30, 2001 was $1.03 basic and $0.96 diluted, and for the year ended December 31, 2001 was $2.14 basic and $1.99 diluted.
(3)      Certain financial ratios for interim periods have been annualized.
(4)      Net interest income divided by average interest-earning assets.
(5)      Calculated on a tax-equivalent basis.
(6)      Revenues consist of net interest income plus noninterest income.
(7) Noninterest expense divided by net interest income plus noninterest income.
(8)      Excludes loans held for sale.


                                  RISK FACTORS

         An investment in the preferred securities involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in Irwin and the trust before you purchase any of the preferred securities offered by this prospectus.

         Because the trust will rely on the payments it receives on the debentures it owns to fund all payments on the preferred securities and because the trust may distribute the debentures it owns in exchange for the preferred securities that it issues, you are making an investment decision that relates to the debentures being issued by us as well as the preferred securities. You should carefully review the information in this prospectus about the preferred securities, the debentures and the guarantee.

RISKS RELATING TO AN INVESTMENT IN US.

WE HAVE BEEN AND MAY CONTINUE TO BE ADVERSELY AFFECTED BY THE GENERAL DETERIORATION IN ECONOMIC CONDITIONS.

         The risks associated with our business become more acute in periods of a slowing economy or recession, like we have seen over the last year. Economic declines are typically accompanied by a decrease in demand for consumer and commercial credit and declining real estate and other asset values. We have experienced an increase in delinquencies, foreclosures and losses as generally occurs during economic slowdowns or recessions. Our servicing costs and credit losses also tend to increase during periods of economic slowdown or recession.

         In our home equity lending and commercial banking lines of business, a material decline in real estate values may reduce the ability of borrowers to use home equity and commercial real estate to support borrowings and increases the loan-to-value ratios of loans we have previously made, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a default. Material declines in real estate values may also affect our residential mortgage lending since we sometimes hold mortgages in portfolio until we sell them.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

         We and our subsidiaries are subject to interest rate risk in our consumer and commercial lending businesses, although interest rate sensitivity impacts our various lines of business differently. Changes in interest rates likely will affect the pricing of loans and deposits and the value that we can recognize on the sale of mortgage and home equity loan originations or servicing portfolios. Interest rates tend to have opposite effects on the loan production aspect and the servicing aspect of these two lines of business.

         Changes in interest rates affect the valuations used in determining the market value of our mortgage servicing rights in our mortgage banking line of business and may cause us to experience additional impairment in the value of these assets.

         In our mortgage banking line of business, we record mortgage servicing rights at the lower of their cost basis or market value, and a valuation allowance is recorded for any impairment. Reductions in interest rates expose us to write-downs in the carrying value of the mortgage servicing and other servicing assets we hold on our balance sheet. In addition to our practice of periodically selling servicing rights, we estimate the market value of the servicing assets each month using a cash flow model to project future expected cash flows based upon a set of valuation assumptions we believe market participants would use for similar assets. These valuations involve the judgment of management regarding a variety of factors, including assumptions regarding anticipated prepayment speeds of the underlying mortgages, and are not exact. We recently refined the models that we use to prepare these valuations to better reflect borrower tendencies given the current interest rate environment.

         Although impairment may be offset by increases in revenue due to higher loan volumes and origination fees during periods of declining interest rates, we also utilize interest rate instruments to counteract potential servicing asset impairment. However, if we improperly hedge or mismanage our servicing assets, our results of operations may be adversely affected during the period in which the impairment occurs. For example, during the second quarter of 2002, we recorded a gross impairment expense, excluding any offsetting hedging activities, on our mortgage servicing assets of $48.0 million compared to $0.3 million during the same period in 2001. This impairment was offset by hedging gains of $45.4 million during the second quarter of 2002, compared to hedging losses of $4.1 million recorded during the same period in 2001. In light of the further decline in prevailing mortgage interest rates and an increase in refinance activity during the third quarter of 2002, we expect to incur additional impairment on our mortgage servicing portfolio during the third quarter of 2002.

         We may recognize additional trading losses with respect to our residual interests in our home equity line of business if interest rates continue to fall.

         Reductions in interest rates also cause trading losses related to residual interests that we own from our prior securitizations. These assets are reflected on our balance sheet at their fair value with subsequent unrealized gain or loss recorded in our results of operations for any period in which the fair value changes. Fair value is based on a discounted cash flow analysis that takes into account, among other things, prepayment assumptions regarding the underlying loans. Decreasing interest rates often lead to an increase in actual and projected prepayments in the underlying loans. This could require that we recognize a trading loss with respect to our residual interests during the period in which the interest rates decrease. For example, during the second quarter of 2002, we recorded an unrecognized trading loss of $5.8 million, due in part to changes in the valuation assumptions based on prepayment speeds for residual assets in our home equity lending line of business.

         The measures we take to manage interest rate risk in our commercial banking and commercial finance lines of business may not be sufficient to offset the effect of fluctuating interest rates on our net interest income.

         Our commercial lending and commercial finance lines of business mainly depend on earnings derived from net interest income. Net interest income is the difference between interest earned on loans and investments and the interest expense paid on other borrowings, including deposits at our banks. Our interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve.

         Although we have taken measures intended to manage the risks of operating in changing interest rate environments, we may not be able to mitigate interest rate sensitivity effectively. Our risk management techniques include modeling interest rate scenarios, using financial hedging instruments, match-funding certain loan assets, selling selected servicing rights and maintaining a strong loan production operation to offset interest rate risk. There are costs and risks associated with our risk management techniques, and these could be substantial.

         The hedging techniques we use in an attempt to reduce our overall interest rate exposure may be costly and ineffective.

         To reduce the effect interest rates have on our businesses, we invest in derivatives and other interest-sensitive instruments. While our intent in purchasing these instruments is to reduce our overall interest rate sensitivity, the performance of these instruments is, at times, unpredictable. When our hedges work as anticipated, they serve to reduce other losses. We experienced this in the second quarter of 2002 when hedging gains offset impairment to the value of our mortgage servicing assets. However, our investments in derivatives and other financial instruments we purchase with intent to hedge our interest rate risks may not always produce results in a highly correlated manner compared to the assets or liabilities being hedged. As a result, we may incur additional losses. For example, in the fourth quarter of 2001, hedging losses of $38.6 million exceeded a $31.2 million valuation increase in our mortgage servicing assets.

WE ARE THE DEFENDANT IN A CLASS ACTION LAWSUIT CALLED CULPEPPER V. INLAND MORTGAGE CORPORATION THAT COULD SUBJECT US TO MATERIAL LIABILITY.

         We and our subsidiaries, especially in our consumer lending business, are from time to time engaged in various lawsuits, other assertions of improper or fraudulent loan practices or lending violations, and other matters, and we may have a number of unresolved claims pending. Numerous class action lawsuits have been, and continue to be, filed throughout the United States against mortgage lenders alleging violations of the federal Real Estate Settlement Procedures Act, commonly known as RESPA.

         Our subsidiary, Irwin Mortgage Corporation, which was formerly known as Inland Mortgage Corporation, is the defendant in a class action lawsuit called Culpepper v. Inland Mortgage Corporation. The plaintiffs originally filed this lawsuit in 1996 in federal district court in Northern Alabama. The plaintiffs claim that certain payments that our subsidiary made to the plaintiffs' mortgage brokers are unlawful under RESPA.

         In June 2001, a federal circuit court of appeals upheld the lower court's grant of class action certification in favor of the plaintiffs in the Culpepper case. The case is now proceeding in the federal district court. In response to the court of appeals' decision unfavorable to us, the plaintiffs filed a motion for partial summary judgment in July 2001 asking the federal district court to find that our subsidiary is liable for violating RESPA. The court has not yet ruled on this motion. In November 2001, the parties filed supplemental briefs upon order of the district court. The briefs address the parties' views on the import of a new policy statement issued by the Department of Housing and Urban Development, or HUD, on October 18, 2001, after the appellate court's ruling in this case. HUD is the agency responsible for interpreting and implementing RESPA. The clarifying policy statement explicitly disagreed with the court of appeals' interpretation of RESPA in connection with the types of payments and alleged violation at issue in the Culpepper case. In addition to responding to the district court's order, Irwin Mortgage filed a petition for certiorari with the United States Supreme Court seeking review of the court of appeals' ruling and also filed a motion in the district court seeking a stay of further proceedings until the appellate court renders decisions in three other RESPA cases pending in that court. On January 22, 2002, the Supreme Court denied Irwin Mortgage's petition for certiorari. On March 8, 2002, the district court granted Irwin Mortgage's motion to stay the proceedings in this case.

         If the court finds that Irwin Mortgage violated RESPA, Irwin Mortgage could be liable for damages equal to three times the amount of that portion of payments made to the mortgage brokers that is ruled unlawful. Based on notices sent by the Culpepper plaintiffs to date to potential class members and additional notices that might be sent, we believe the Culpepper class is not likely to exceed 32,000 borrowers who meet the class specifications. We also have other class action lawsuits filed against us alleging RESPA violations and other claims based on payments similar to those at issue in the Culpepper case, but in one case arguing different RESPA violations. These related lawsuits filed against us after Culpepper, which are subject to a similar stay of proceedings, seek class certification of additional borrowers.

         We intend to vigorously defend these lawsuits and believe we have available numerous defenses to the claims. At this stage of the litigation we are unable to reasonably estimate the amount of potential loss we could suffer, and we have not established any reserves related to these cases.

         We expect that an adverse outcome in these litigation matters could subject us to significant monetary damages and this amount could be material to our financial position as well as affect the market price of the preferred securities and our ability to pay distributions on the preferred securities.

OUR BUSINESS MAY BE AFFECTED ADVERSELY BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

         We and our subsidiaries are subject to extensive federal and state regulation and supervision. Our failure to comply with these requirements can lead to, among other remedies, termination or suspension of our licenses, rights of rescission for borrowers, class action lawsuits and administrative enforcement actions. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Regulatory or legislative changes could cause us to change or limit some of our consumer loan products or the way we operate our different lines of business. Future changes could affect the profitability of some or all of our lines of business.

         Consumer loan originations are highly regulated and recent regulatory initiatives have focused on the mortgage and home equity lending markets. HUD has recently proposed significant changes to its regulations promulgated under RESPA which, if adopted as proposed, could affect the competitive environment in the mortgage lending industry. It is uncertain at this time what effect this would have on our mortgage banking line of business. In addition, federal, state and local government agencies and/or legislators have been considering, and in some instances have adopted, legislation to restrict lenders' ability to charge rates and fees in connection with residential mortgage loans. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a "high-cost" loan, and establishing enhanced protections and remedies for borrowers who receive these loans. The proposed legislation has also included various loan term restrictions, such as limits on balloon loan features. Frequently referred to generally as "predatory lending" legislation, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower's ability to finance the points and fees charged in connection with his or her loan. It is possible that passage of these laws could limit our ability to impose various fees and charge what we believe are risk-based interest rates on various types of consumer loans. Such laws could impose additional regulatory restrictions on our business in certain states.

         Because we originate home equity loans from our banking branch in Nevada, federal law permits us to conduct our home equity lending business in compliance with Nevada law regardless of where the borrowers may reside. Nonetheless, from time to time regulators from other states have questioned our ability to charge certain fees, such as prepayment penalties, to residents of their states. In some cases, we have chosen to deal with these issues by electing not to do business in certain states. A change in federal or state law or regulation may affect the rates and fees we charge on home equity loans made to borrowers outside Nevada.

         These and other potential changes in government regulation or policies could increase our costs of doing business and could adversely affect our operations and the manner in which we conduct our business.

WE MAY FACE CHALLENGES IN MANAGING OUR OPERATIONAL RISKS AS WE GROW.

         Like other financial services companies, we face a number of operational risks, including the potential for processing errors, internal or external fraud, failure of computer systems, and external events beyond our control such as natural disasters. Beginning in 2002, we commenced a multi-year program to provide a more integrated, firm-wide approach to identification, measurement, monitoring and mitigation of operational risks, but this effort is not yet complete. Our business is a complex organization, and our home equity and commercial lending businesses grew rapidly during 2000 and 2001. Our growth may strain our existing managerial resources and internal monitoring, accounting and reporting systems.

         We have recently added correspondent lending as a new distribution channel to our mortgage banking line of business, and we expect continued significant growth in our lines of business as we implement our strategic plans. For this reason, the financial assets that we manage could increase significantly following this offering. If we are unable to expand the capabilities of our internal reporting and monitoring systems or to hire qualified personnel as needed to keep pace with our growth, our existing risk management may suffer and we could experience losses. Rapid growth may also adversely impact our profitability.

WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND ADEQUATE FINANCING MAY NOT BE AVAILABLE TO US ON ACCEPTABLE TERMS, OR AT ALL.

         The capital from this offering and what we expect to generate internally may not be sufficient to maintain our regulatory capital levels at desired levels to support the level of growth contemplated under our current business plan. We may seek additional capital in the future to fund the growth of our operations and to maintain our regulatory capital above well-capitalized standards. We may not be able to obtain additional debt or equity financing, or, if available, it may not be in amounts and on terms acceptable to us. If we are unable to obtain the funding we need, we may be unable to develop our products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on us.

OUR OPERATIONS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE ADEQUATE FUNDING; OUR RELIANCE ON WHOLESALE FUNDING SOURCES AND SECURITIZATIONS EXPOSES US TO LIQUIDITY RISK AND POTENTIAL EARNINGS VOLATILITY.

         We rely on wholesale funding, such as short-term credit facilities, Federal Home Loan Bank borrowings and brokered deposits, to significantly augment our core deposits to fund our financing businesses. Because wholesale funding sources are affected by general capital market conditions, the availability of funding from wholesale lenders may be dependent on the confidence these investors have in commercial and consumer finance businesses. The continued availability to us of these funding sources is uncertain, and we could be adversely impacted if our specialized financial services areas become disfavored by wholesale lenders. In addition, brokered deposits may be difficult for us to retain or replace at attractive rates as they mature. Our financial flexibility will be severely constrained if we are unable to renew our wholesale funding or if adequate financing is not available in the future at acceptable rates of interest. We may not have sufficient liquidity to continue to fund new loans or lease originations and we may need to liquidate loans or other assets unexpectedly in order to repay obligations as they mature.

         We regularly sell the majority of our first and second mortgage loan originations into the secondary market through the use of securitizations. At times, some of our financial assets, such as nontraditional, high loan-to-value home equity loans or residuals, may not be readily marketable, and we may not be able to sell assets at favorable prices when necessary. This could adversely affect our liquidity and funding for future originations and purchases of loans. Additionally, adverse changes in the securitization market could impair our ability to originate, purchase and sell home equity loans or other assets on a favorable or timely basis. For these reasons, we may experience earnings volatility.

WE HAVE CREDIT RISK INHERENT IN OUR ASSET PORTFOLIOS AND IN CERTAIN ASSETS THAT WE HAVE SOLD BUT CONTINUE TO SERVICE.

         In our businesses, some borrowers may not repay loans that we make to them. As all financial institutions do, we maintain an allowance for loan and lease losses to absorb the level of losses that we think is probable in our portfolios. In light of greater uncertainty in the national economy and as we moved away from gain-on-sale accounting in our home equity lending line of business, we significantly increased our loss reserve in this line of business during the third and fourth quarters of 2001 and the first half of 2002. We expect that we will continue to have sizeable additions to our allowance as a percentage of home equity loans in this line of business as we continue to build our on-balance sheet portfolio and as this portfolio continues to increase and mature. Our allowance for loan and lease losses is based on management's periodic estimates of probable losses and may not be sufficient to cover the loan and lease losses that we actually incur, and charge-offs could exceed the amounts reserved.

         In the near term, our strategy in our commercial banking line of business is to continue to grow this line of business in the markets in which we are currently operating. We may also pursue opportunities to expand into one or two new markets outside our traditional markets in south-central Indiana by establishing offices staffed by senior commercial loan officers who come to us from other commercial banks in these new markets. As of June 30, 2002, $901.9 million of our total loans, representing 52.7% of our total loan portfolio, were to borrowers outside of our south-central Indiana markets from branch offices we opened since 1999. The majority of these loans are commercial loans and many of these borrowers may not have experienced a complete business or economic cycle since they have been loan customers of ours. We cannot be sure that our loan loss experience with these new borrowers in these newer markets will be consistent with our loan loss experience in our traditional south-central Indiana markets. Because we have only a limited lending history with these customers, our ability to assess whether our loan loss reserve is adequate is less certain. Our actual loan loss experience in these markets may cause us to increase our reserves.

         In our home equity lending line of business, we carry some assets on our balance sheet at the net present value of the expected future revenue stream of the instruments, measured at the time we sold the underlying portfolio of loans. These assets are residual interests in loans we have sold or securitized. We are exposed to continuing credit risk on these assets. Payment defaults by borrowers could exceed the default assumptions we used. If we do not collect the expected amount of interest, the value of our residual interests in the loans will be impaired. Our future earnings will be affected adversely because we are required to record a trading loss equal to impairment of the residual. In addition, we project the expected cash flows over the life of the residual interest using certain assumptions that are subject to prepayment, credit and interest rate risks. If our actual experience as to timing, frequency or security of loans differs materially from the assumptions used, future cash flows and earnings in our home equity lending line of business could be negatively impacted. This would also adversely affect our cash flow at the holding company because our residual interests are held at the holding company. See "--Our ability to make interest payments on the debentures to the trust may be restricted if we do not receive dividends from our subsidiaries" on page 23 for a discussion of risks relating to a decrease in cash flow at the holding company as it relates to our ability to pay distributions on the trust preferred securities.

         If we experience defaults by borrowers in any of our businesses to a greater extent than anticipated, our earnings could be negatively impacted.

WE RELY HEAVILY ON OUR MANAGEMENT TEAM AND KEY PERSONNEL, AND THE UNEXPECTED LOSS OF KEY MANAGERS AND PERSONNEL MAY AFFECT OUR OPERATIONS ADVERSELY.

         Each line of our five lines of business has a separate management team that operates its niche as a separate business unit. Our overall financial performance depends heavily on the results of these different specialized financial services businesses. Our success to date has been influenced strongly by our ability to attract and to retain experienced senior management to run our lines of businesses as well as executive management experienced in banking and financial services to oversee our business units. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to implement our strategies successfully.

         Our lending officers in our newer banking markets have primary contact with our new customers in these markets and maintain strong community ties and personal banking relationships with our customer base, which is a key aspect of our business strategy and in increasing our market presence. We are dependent on these new lending officers to maintain and increase our growth in these markets.

         The unexpected loss of the services of any key management or personnel, or the inability to recruit and retain qualified management and key personnel in the future, could have an adverse effect on our business and financial results.

OWNERSHIP OF OUR COMMON STOCK IS CONCENTRATED IN PERSONS AFFILIATED WITH US.

         Our Chairman, William I. Miller, currently has voting control over approximately 40% of our common shares and, as a result, substantially controls the vote of a significant portion of our common shares. Together with Mr. Miller, directors and executive officers of Irwin beneficially own approximately 44% of our common shares. These persons likely have the ability to significantly influence the outcome of all shareholder votes and to direct our affairs and business. This voting power would enable them to cause actions to be taken that may prove to be inconsistent with the interests of non-affiliated shareholders.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE FINANCIAL SERVICES INDUSTRY.

         The financial services industry, including commercial banking, mortgage banking, home equity lending and commercial finance, is highly competitive, and we and our operating subsidiaries encounter strong competition for deposits, loans and other financial services in all of our market areas in each of our lines of business. Our principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations, venture capital firms, and suppliers of other investment alternatives, such as securities firms. Many of our non-bank competitors are not subject to the same degree of regulation as we and our subsidiaries are and have advantages over us in providing certain services. Many of our competitors are significantly larger than we are and have greater access to capital and other resources. Also, our ability to compete effectively in our lines of business is dependent on our ability to adapt successfully to technological changes within the banking and financial services industry generally.

RISKS RELATED TO AN INVESTMENT IN THE PREFERRED SECURITIES.

IF WE DO NOT MAKE INTEREST PAYMENTS UNDER THE DEBENTURES, THE TRUST WILL BE UNABLE TO PAY DISTRIBUTIONS AND LIQUIDATION AMOUNTS. THE GUARANTEE WOULD NOT APPLY BECAUSE THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS FUNDS AVAILABLE.

         The trust will depend solely on our payments on the debentures to pay amounts due to you on the preferred securities. If we default on our obligation to pay the principal or interest on the debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount on the preferred securities. In that case, you will not be able to rely on the guarantee for payment of these amounts because the guarantee only applies if the trust has sufficient funds to make distributions or to pay the liquidation amount. Instead, you or the property trustee will have to institute a direct action against us to enforce the property trustee's rights under the indenture relating to the debentures.

OUR ABILITY TO MAKE INTEREST PAYMENTS ON THE DEBENTURES TO THE TRUST MAY BE RESTRICTED IF WE DO NOT RECEIVE DIVIDENDS FROM OUR SUBSIDIARIES.

         We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources at the bank holding company and dividends from our subsidiaries. The ability of our subsidiaries to pay dividends is subject to their profitability, financial condition, capital expenditures and other cash flow requirements. Dividends from our banking subsidiaries are also subject to regulatory restrictions. Our subsidiaries may not be able to pay dividends in the future.

         Our bank subsidiary, Irwin Union Bank and Trust, together with its subsidiaries, holds the majority of our assets. We currently conduct our commercial banking line of business as well as portions of our home equity lending line of business through the bank and its subsidiaries. When we complete our planned realignment of Irwin Mortgage Corporation as a subsidiary of the bank, expected to occur later in 2002, all of our mortgage banking revenues will also flow through the bank. Dividend payments or extensions of credit from the bank are subject to regulatory limitations, generally based on capital levels and current and retained earnings, imposed by the various regulatory agencies with authority over the bank. As a state member bank, Irwin Union Bank and Trust may not, without the approval of the Federal Reserve, declare a dividend if the total of all dividends declared in a calendar year exceeds the total of its net income for that year, combined with its retained net income of the preceding two years, less any required transfers to the surplus account. Under Indiana law, certain dividends require notice to, or approval by, the Indiana Department of Financial Institutions, and Irwin Union Bank and Trust may not pay dividends in an amount greater than its net profits then available, after deducting losses and bad debts.

         Due to these regulatory limitations and the sizeable dividend paid to the holding company in the fourth quarter of 2001, until at least late 2004, we must obtain prior approval from the Indiana Department of Financial Institutions and the Federal Reserve Bank of Chicago before Irwin Union Bank and Trust can pay additional dividends to us. There can be no assurance the regulators will approve additional dividends by the bank in excess of the regulatory limits. Consequently, revenues from our commercial lending line of business, portions of our home equity lending line of business and, beginning in late 2002, revenues from Irwin Mortgage Corporation will not be available to the holding company to service interest payments on the debentures if regulatory approval to pay bank dividends is not obtained. Subsidiaries not structured in our organization as subsidiaries of our banks, including the subsidiary that currently holds our residual interests, are not subject to these regulatory limitations on the amount of dividends they can pay to us.

         In the fourth quarter of 2001 we adopted a policy to maintain total capital at the bank at a benchmark level equal to 12% of risk-weighted assets, which is above the regulatory minimum, and so long as our board maintains this policy we do not expect to pay dividends from the bank to the holding company if the bank would fall below this benchmark. In addition, if our banking regulators believe we are not managing our risks acceptably, they have the authority to impose supervisory directives that could require us to maintain capital at the bank at higher than minimum required levels and could restrict the bank's ability to pay dividends, which in turn could affect our ability to pay distributions on the preferred securities.

CURRENT HOLDING COMPANY CASH FLOWS AVAILABLE TO PAY INTEREST ON THE DEBENTURES ARE PRIMARILY RELATED TO INTEREST-ONLY STRIPS FROM PRIOR HOME EQUITY LOAN SECURITIZATIONS.

         Since bank dividends are currently restricted, our holding company cash flows are now primarily from amounts collected on the $183.3 million of residual interests related to prior securitizations in our home equity lending line of business that the bank dividended to the holding company in the fourth quarter of 2001 and, to a lesser extent, certain management fees and direct cost allocations collected from our subsidiaries. We believe these cash flows will be sufficient to fund interest payments on our holding company debt, including the debentures offered by this prospectus, as well as debt related to $146.7 million of trust preferred securities we currently have outstanding that ranks equal to the debentures, until the bank's dividend restrictions lapse. However, if losses in the underlying loan portfolios exceed our current loss assumptions imbedded in the valuation of the residuals, the cash flows on the residuals will be less than anticipated which could affect our ability to make interest payments on the debentures. If we do not make the payments on the debentures, you will not receive distributions on your preferred securities.

OUR REGULATORS COULD IMPOSE RESTRICTIONS ON INTEREST PAYMENTS TO THE TRUST.

         We could also be precluded from making interest payments on the debentures by our regulators if in the future they were to perceive deficiencies in liquidity or regulatory capital levels at our holding company. If this were to occur, we may be required to obtain the consent of our regulators prior to paying dividends on our common stock or interest on the debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

THE DEBENTURES AND THE GUARANTEE RANK LOWER THAN MOST OF OUR OTHER INDEBTEDNESS AND OUR HOLDING COMPANY STRUCTURE EFFECTIVELY SUBORDINATES ANY CLAIMS AGAINST US TO THOSE OF OUR SUBSIDIARIES' CREDITORS.

         Our obligations under the debentures and the guarantee are unsecured and will rank junior in priority of payment to our existing and future senior and subordinated indebtedness. Holding company debt that ranks senior to the debentures totaled $45.2 million outstanding principal amount at June 30, 2002. The debentures also rank equal to the debt related to $146.7 million of our trust preferred securities currently outstanding, and the instruments governing the debentures and this indebtedness limit our ability to make interest payments on the debentures unless payments are also made on the debt ranking equal to the debentures. The issuance of the debentures and the preferred securities does not limit our ability or the ability of our subsidiaries to incur additional indebtedness, guarantees or other liabilities.

         Because we are a holding company, the creditors of our subsidiaries, including depositors, also will have priority over you in any distribution of our subsidiaries' assets in liquidation, reorganization or otherwise. Accordingly, the debentures and the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and you should look only to our assets for payments on the preferred securities and the debentures.

WE HAVE THE OPTION TO DEFER INTEREST PAYMENTS ON THE DEBENTURES FOR SUBSTANTIAL PERIODS.

         We may, at one or more times, defer interest payments on the debentures for up to 20 consecutive quarters. If we defer interest payments on the debentures, the trust will defer distributions on the preferred securities during any deferral period. During a deferral period, you will be required to recognize as income for federal income tax purposes the amount approximately equal to the interest that accrues on your proportionate share of the debentures held by the trust in the tax year in which that interest accrues, even though you will not receive these amounts until a later date.

         You will also not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any deferral period. During a deferral period, accrued but unpaid distributions will increase your tax basis in the preferred securities. If you sell the preferred securities during a deferral period, your increased tax basis will decrease the amount of any capital gain or increase the amount of any capital loss that you may have otherwise realized on the sale. A capital loss, except in certain limited circumstances, cannot be applied to offset ordinary income. As a result, deferral of distributions could result in ordinary income, and a related tax liability for the holder, and a capital loss that may only be used to offset a capital gain.

         We do not currently intend to exercise our rights to defer interest payments on the debentures. However, if we do defer interest payments, the market price of the preferred securities would likely be adversely affected. The preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the debentures. If you sell the preferred securities during a deferral period, you may not receive the same return on investment as someone who continues to hold the preferred securities. Because of our right to defer interest payments, the market price of the preferred securities may be more volatile than the market prices of other securities without the deferral feature.

WE HAVE MADE ONLY LIMITED COVENANTS IN THE INDENTURE AND THE TRUST AGREEMENT.

         The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity. The instruments do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. In addition, neither the indenture nor the trust agreement limit our ability or the ability of any subsidiary to incur additional indebtedness. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

WE MAY REDEEM THE DEBENTURES BEFORE SEPTEMBER 30, 2032.

         Under the following circumstances, we may redeem the debentures before their stated maturity without payment of premium:

         o We may redeem the debentures, in whole or in part, at any time on or after September 30, 2007.

         o We may redeem the debentures in whole, but not in part, within 180 days after certain occurrences at any time during the life of the trust. These occurrences may include adverse tax, investment company or bank regulatory developments.

         You should assume that an early redemption may be attractive to us if we are able to obtain capital at a lower cost than we must pay on the debentures or if it is otherwise in our interest to redeem the debentures. If the debentures are redeemed, the trust must redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of debentures, and you may be required to reinvest your principal at a time when you may not be able to earn a return that is as high as you were earning on the preferred securities.

WE CAN DISTRIBUTE THE DEBENTURES TO YOU, WHICH MAY HAVE ADVERSE TAX CONSEQUENCES FOR YOU; THIS RIGHT COULD ALSO ADVERSELY AFFECT THE MARKET PRICE OF THE PREFERRED SECURITIES.

         The trust may be dissolved at any time before maturity of the debentures. If this happens, the trustee may distribute the debentures to you under the terms of the trust agreement.

         We cannot predict the market price for the debentures that may be distributed in exchange for preferred securities upon liquidation of the trust. The preferred securities or the debentures that you may receive if the trust is liquidated may trade at a discount to the price that you paid to purchase the preferred securities. Because you may receive debentures, your investment decision with regard to the preferred securities will also be an investment decision with regard to the debentures. You should carefully review all of the information contained in this prospectus regarding the debentures.

         Under current interpretations of federal income tax laws supporting classification of the trust as a grantor trust for tax purposes, a distribution of the debentures to you upon the dissolution of the trust would not be a taxable event to you. Nevertheless, if the trust is classified for federal income tax purposes as an association taxable as a corporation at the time it is dissolved, the distribution of the debentures would be a taxable event to you. In addition, if there is a change in law, a distribution of the debentures upon the dissolution of the trust could be a taxable event to you.

THERE IS NO CURRENT PUBLIC MARKET FOR THE PREFERRED SECURITIES AND THE MARKET PRICE MAY BE SUBJECT TO SIGNIFICANT FLUCTUATIONS.

         There is currently no public market for the preferred securities. Although the preferred securities are expected to be approved for listing on the New York Stock Exchange, there is no guarantee that an active or liquid trading market will develop for the preferred securities or that the listing of the preferred securities will continue on the New York Stock Exchange. If an active trading market does not develop, the market price and liquidity of the preferred securities will be adversely affected. Even if an active public market does develop, there is no guarantee that the market price for the preferred securities will equal or exceed the price you pay for the preferred securities.

         Future trading prices of the preferred securities may be subject to significant fluctuations in response to prevailing interest rates, our future operating results and financial condition, the market for similar securities and general economic and market conditions. The initial public offering price of the preferred securities has been set at the applicable liquidation amount of the preferred securities and may be greater than the market price of the security following the offering.

         The market price for the preferred securities and the debentures that you may receive in a distribution is also likely to decline during any period that we are deferring interest payments on the debentures.

YOU MUST RELY ON THE PROPERTY TRUSTEE TO ENFORCE YOUR RIGHTS IF THERE IS AN EVENT OF DEFAULT UNDER THE INDENTURE.

         You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

AS A HOLDER OF PREFERRED SECURITIES YOU HAVE LIMITED VOTING RIGHTS.

         Holders of preferred securities have limited voting rights. Your voting rights pertain primarily to amendments to the trust agreement. In general, only we can replace or remove any of the trustees. However, if an event of default under the trust agreement occurs and is continuing, the holders of at least a majority in aggregate liquidation amount of the preferred securities may replace the property trustee and the Delaware trustee.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. You can identify these statements from our use of the words "plan," "forecast," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," "is likely," "will," and similar expressions. These forward-looking statements may include, among other things:

         o statements and assumptions relating to projected growth, earnings, earnings per share, and other financial performance measures as well as management's short-term and long-term performance goals;

         o statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events, including the recently revised regulatory capital rules relating to residual interests;

         o statements relating to our business and growth strategies, including potential acquisitions; and

         o any other statements, projections or assumptions that are not historical facts.

         Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus beginning on page 18 and elsewhere in this prospectus. We undertake no obligation to update publicly any of these statements in light of future events.

                                USE OF PROCEEDS

         The trust will invest all of the proceeds from the sale of the preferred securities in the debentures. We anticipate that the net proceeds to
us from the sale of the debentures will be approximately $   million after
deduction of offering expenses, estimated to be $265,000, and deduction of underwriting commissions.

         The purpose of the offering is to provide capital to fund continued growth at our subsidiaries and for general corporate purposes. We expect to contribute the majority of the net proceeds to Irwin Union Bank and Trust, principally to fund loans originated in our commercial banking and mortgage banking lines of business, including those from our new correspondent mortgage lending operations.

                                 CAPITALIZATION

         The following table sets forth our capitalization at June 30, 2002, on a historical basis and as adjusted for the offering of the preferred securities (assuming no exercise of the underwriters' over-allotment option) and the application of the estimated net proceeds from the corresponding sale of the debentures to the trust as if such sale had been consummated on June 30, 2002. This data should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference into this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and from our Quarterly Report on Form 10-Q for the period ended June 30, 2002. See "Documents Incorporated by Reference" on page 64.

                                                                                              JUNE 30, 2002
                                                                                              -------------
                                                                                                           AS
                                                                                          ACTUAL        ADJUSTED
                                                                                          ------        --------
                                                                                          (DOLLARS IN THOUSANDS)
Note payable......................................................................        $  30,000      $  30,000
                                                                                          =========      =========
Company-obligated mandatorily redeemable preferred securities of subsidiary trust.         $146,750       $171,750
                                                                                          =========      =========
Company-obligated mandatorily redeemable convertible preferred securities of
   subsidiary trust...............................................................        $  51,750      $  51,750
                                                                                          =========      =========
SHAREHOLDERS' EQUITY:
   Preferred stock, no par value; 4,000,000 shares authorized.....................               --             --
   Common stock, no par value; 40,000,000 shares authorized; 29,612,080 shares
      issued, including 1,879,658 shares in treasury..............................          112,159        112,159
   Additional paid-in capital.....................................................            3,794          3,794
   Deferred compensation..........................................................             (359)          (359)
   Accumulated other comprehensive income (loss)..................................             (125)          (125)
   Retained earnings..............................................................          255,932        255,932
   Less treasury stock, at cost...................................................          (42,126)       (42,126)
                                                                                          ---------      ---------
      Total shareholders' equity..................................................         $329,275       $329,275
                                                                                          =========      =========
        Total capitalization(1)...................................................         $557,775       $582,775
                                                                                          =========      =========
CAPITAL RATIOS(2)(3):
   Leverage ratio(3)(4)(5)........................................................            11.34%         11.34%
   Tier 1 capital ratio(4)(5).....................................................             9.08           9.08
   Total risk based capital ratio(4)(5)...........................................            12.47          13.01
   Total shareholders' equity to total assets.....................................             8.60           8.55

---------------------------
(1) Includes total shareholders' equity, note payable and total trust preferred and convertible trust preferred securities.
(2) The capital ratios, as adjusted, are computed including the estimated proceeds from the sale of the preferred securities, in a manner consistent with Federal Reserve regulations.
(3) The leverage ratio is core capital divided by average quarterly assets, after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.
(4) The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities, together with any other trust preferred securities or cumulative preferred stock of ours that may be outstanding in the future, can only be included up to the amount constituting 25% of total Tier 1 capital. At June 30, 2002, on an actual and as adjusted basis, our Tier 1 capital included $107.6 million liquidation amount of trust preferred securities consistent with the applicable limitations imposed by Federal Reserve regulations. The excess amounts of our trust preferred securities are included in Tier 2 capital which comprises part of our total capital.
(5) On a pro forma basis giving effect to the new regulatory capital rules that will become effective December 31, 2002 for credit-enhancing interest-only strips, at June 30, 2002, our pro forma leverage ratio would be 11.07%, and 11.07% as adjusted for this offering, our pro forma Tier 1 capital ratio would be 8.89%, and 8.89% as adjusted for this offering, and our pro forma total risk-based capital ratio would be 12.28%, and 12.82% as adjusted for this offering.

                       ACCOUNTING AND REGULATORY TREATMENT

         The trust will be treated, for financial reporting purposes, as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable preferred securities of subsidiary trust," or other similar caption. In addition, appropriate disclosures about the preferred securities, the guarantee and the debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities in our consolidated statements of income.

         Our future reports filed under the Securities Exchange Act of 1934 will include a footnote to the audited consolidated financial statements stating that:

         o        the trust is wholly-owned;

         o the sole assets of the trust are the debentures specifying the debentures' outstanding principal amount, interest rate and maturity date; and

         o our obligations described in this prospectus, in the aggregate, constitute a full, irrevocable and unconditional guarantee on a subordinated basis by us of the obligations of the trust under the preferred securities.

         We are not required to include separate financial statements of the trust in this prospectus because we will own all of the voting securities of the trust, the trust has no independent operations and we guarantee the payments on the preferred securities to the extent described in this prospectus.

                            DESCRIPTION OF THE TRUST

         IFC Capital Trust VI is a Delaware statutory trust formed pursuant to the Delaware Statutory Trust Act under a trust agreement executed by us, as sponsor for the trust, and the trustees, and a certificate of trust has been filed with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety in the form filed as an exhibit to the registration statement of which this prospectus is a part, as of the date the preferred securities are initially issued. The trust agreement will be qualified under the Trust Indenture Act of 1939.

         The following discussion contains a description of the material terms of the trust agreement for the trust and is subject to, and is qualified in its entirety by reference to, the amended and restated trust agreement.

         The holders of the preferred securities issued pursuant to the offering described in this prospectus will own all of the issued and outstanding preferred securities of the trust which have certain prior rights over the other securities of the trust in certain circumstances as specified in this prospectus. We will not initially own any of the preferred securities. We will acquire common securities in an amount equal to at least 3% of the total capital of the trust and will initially own, directly or indirectly, all of the issued and outstanding common securities. The common securities, together with the preferred securities, are called the trust securities.

         The trust exists exclusively for the purposes of:

         o        issuing the preferred securities to the public for cash;

         o issuing its common securities to us in exchange for our capitalization of the trust;

         o investing the proceeds from the sale of the trust securities in an equivalent amount of debentures; and

         o engaging in other activities that are incidental to those listed above, such as receiving payments on the debentures and making distributions to security holders, furnishing notices and other administrative tasks.

         The trust will not have any independent business operations or any assets, revenues or cash flows other than those related to the issuance and administration of the trust securities.

         The rights of the holders of the trust securities are as set forth in the trust agreement, the Delaware Statutory Trust Act and the Trust Indenture Act. The trust agreement does not permit the trust to borrow money or make any investment other than in the debentures. Other than with respect to payment of distributions on and the liquidation amount of the trust securities, Irwin has agreed to pay for all debts and obligations and all costs and expenses of the trust, including the fees and expenses of the trustees and any income taxes, duties and other governmental charges, and all costs and expenses related to these charges, to which the trust may become subject, except for United States withholding taxes that are properly withheld.

         The number of trustees of the trust will initially be five. Three of the trustees will be persons who are employees or officers of or who are affiliated with Irwin. They are the administrative trustees. The fourth trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, U.S. Bank Trust National Association, a national banking association, will act as Delaware trustee. The fifth trustee, called the property trustee, will also initially be U.S. Bank Trust National Association. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provisions of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, U.S. Bank Trust National Association will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities, will have the right to appoint or remove any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 31 years but may terminate earlier as provided in the trust agreement.

         The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated noninterest-bearing "payment account" established with U.S. Bank Trust National Association to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities. We will pay all fees and expenses related to the trust and the offering of the preferred securities, including the fees and expenses of the trustees.

                    DESCRIPTION OF THE PREFERRED SECURITIES

         The preferred securities will be issued pursuant to the trust agreement. For more information about the trust agreement, see "Description of the Trust" beginning on page 32. U.S. Bank Trust National Association will act as property trustee for the preferred securities under the trust agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the preferred securities will include those stated in the trust agreement and those made part of the trust agreement by the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the preferred securities and is subject to, and is qualified in its entirety by reference to, the trust agreement and the Trust Indenture Act. We urge you to read the form of trust agreement, as amended, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The trust agreement authorizes the administrative trustees, on behalf of the trust, to issue the trust securities, which are comprised of the preferred securities to be sold to the public and the common securities. We will own all of the common securities issued by the trust. The trust is not permitted to issue any securities other than the trust securities or incur any other indebtedness.

         The preferred securities will represent preferred undivided beneficial interests in the assets of the trust, and the holders of the preferred securities will be entitled to a preference over the common securities upon an event of default with respect to distributions and amounts payable on redemption or liquidation. The preferred securities will rank equally, and payments on the preferred securities will be made proportionally, with the common securities, except as described under "--Subordination of Common Securities" on page 37.

         The property trustee will hold legal title to the debentures in trust for the benefit of the holders of the trust securities. We will guarantee the payment of distributions out of money held by the trust, and payments upon redemption of the preferred securities or liquidation of the trust, to the extent described under "Description of the Guarantee" on page 52. The guarantee agreement does not cover the payment of any distribution or the liquidation amount when the trust does not have sufficient funds available to make these payments.

DISTRIBUTIONS

         Source of Distributions. The funds of the trust available for distribution to holders of the preferred securities will be limited to payments made under the debentures, which the trust will purchase with the proceeds from the sale of the trust securities. Distributions will be paid through the property trustee, which will hold the amounts received from our interest payments on the debentures in the payment account for the benefit of the holders of the trust securities. If we do not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

         Payment of Distributions. Distributions on the preferred securities
will be payable at the annual rate of   % of the $25 stated liquidation amount,
payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities on the relevant record dates. So long as the preferred securities are represented by a global security, as described below, the record date will be the business day immediately preceding the relevant distribution date. The first distribution date for the preferred securities will be December 31, 2002.

         Distributions will accumulate from the date of issuance, will be cumulative and will be computed on the basis of a 360-day year of twelve 30-day months. If the distribution date is not a business day, then payment of the distributions will be made on the next day that is a business day, without any additional interest or other payment for the delay. However, if the next business day is in the next calendar year, payment of the distribution will be made on the business day immediately preceding the scheduled distribution date. When we use the term "business day" we mean any day other than a Saturday, a Sunday, a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed or a day on which the corporate trust office of the property trustee or the indenture trustee is closed for business.

         Extension Period. As long as no event of default under the indenture has occurred and is continuing, we have the right to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. We refer to this period of deferral as an "extension period." No extension period may extend beyond September 30, 2032 or end on a date other than an interest payment date, which dates are the same as the distribution dates. If we defer the payment of interest, quarterly distributions on the preferred securities will also be deferred during any such extension period. Any deferred distributions under the preferred securities will accumulate additional
amounts at the annual rate of   %, compounded quarterly from the relevant
distribution date. The term "distributions" as used in this prospectus includes those accumulated amounts.

         During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

         o make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with (including the debentures issued to our other affiliated Delaware trusts), or junior in interest to, the debentures;

         o make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee for the preferred securities); or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements.

         We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

REDEMPTION OR EXCHANGE

         General. Subject to the prior approval of the Federal Reserve, if required, we will have the right to redeem the debentures:

         o in whole at any time, or in part from time to time, on or after September 30, 2007;

         o at any time, in whole, within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms we define below; or

         o at any time, and from time to time, to the extent of any preferred securities we purchase, plus a proportionate amount of the common securities we hold.

         Mandatory Redemption. Upon our repayment or redemption, in whole or in part, of any debentures, whether on September 30, 2032 or earlier, the property trustee will apply the proceeds to redeem the same amount of the trust securities, upon not less than 30 days' nor more than 60 days' notice, at the redemption price. The redemption price will equal 100% of the aggregate liquidation amount of the trust securities plus accumulated but unpaid distributions to the date of redemption. If less than all of the debentures are to be repaid or redeemed on a date of redemption, then the proceeds from such repayment or redemption will be allocated to redemption of preferred securities and common securities proportionately.

         Distribution of Debentures in Exchange for Preferred Securities. Upon prior approval of the Federal Reserve, if required by law or regulation, we will have the right at any time to dissolve, wind-up or terminate the trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, including, without limitation, amounts due and owing the trustees of the trust, cause the debentures to be distributed directly to the holders of trust securities in liquidation of the trust. See "--Liquidation Distribution Upon Termination" on page 37.

         After the liquidation date fixed for any distribution of debentures in exchange for preferred securities:

         o those trust securities will no longer be deemed to be outstanding;

         o certificates representing debentures in a principal amount equal to the liquidation amount of those preferred securities will be issued in exchange for the preferred securities;

         o we will use our best efforts to list the debentures on the New York Stock Exchange or similar national exchange or automated quotation system;

         o any certificates representing trust securities that are not surrendered for exchange will be deemed to represent debentures with a principal amount equal to the liquidation amount of those preferred securities, accruing interest at the rate provided for in the debentures from the last distribution date on the preferred securities; and

         o all rights of the trust securityholders other than the right to receive debentures upon surrender of a certificate representing trust securities will terminate.

         We cannot assure you that the market prices for the preferred securities or the debentures that may be distributed if a dissolution and liquidation of the trust were to occur would be favorable. The preferred securities that an investor may purchase, or the debentures that an investor may receive on dissolution and liquidation of the trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

         Redemption upon a Tax Event, Investment Company Event or Capital Treatment Event. If a Tax Event, an Investment Company Event or a Capital Treatment Event occurs, we will have the right to redeem the debentures in whole, but not in part, and thereby cause a mandatory redemption of all of the trust securities at the redemption price described above. If one of these events occurs and we do not elect to redeem the debentures, or to dissolve the trust and cause the debentures to be distributed to holders of the trust securities, then the preferred securities will remain outstanding and additional interest may be payable on the debentures.

         "Tax Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters stating that, as a result of any change or prospective change in the laws or regulations of the United States or any political subdivision or taxing authority of the United States, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

         o interest payable by us on the debentures is not, or within 90 days of the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes;

         o the trust is, or will be within 90 days after the date of the opinion, subject to federal income tax with respect to income received or accrued on the debentures; or

         o the trust is, or will be within 90 days after the date of opinion, subject to more than an immaterial amount of other taxes, duties, assessments or other governmental charges.

         "Investment Company Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

         "Capital Treatment Event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that there is more than an insubstantial risk of impairment of our ability to treat the preferred securities as Tier 1 capital for purposes of the current capital adequacy guidelines of the Federal Reserve, as a result of any amendment to any laws or any regulations.

         For all of the events described above, we or the trust must request and receive an opinion with regard to the event within a reasonable period of time after we become aware of the possible occurrence of an event of this kind.

         Redemption of Debentures in Exchange for Preferred Securities We Purchase. Upon prior approval of the Federal Reserve, if required by law or regulation, we will also have the right at any time, and from time to time, to redeem debentures in exchange for any preferred securities we may have purchased in the market. If we elect to surrender any preferred securities beneficially owned by us in exchange for redemption of a like amount of debentures, we will also surrender a proportionate amount of common securities in exchange for debentures. Preferred securities owned by other holders will not be called for redemption at any time when we elect to exchange trust securities we own for debentures.

         The common securities we surrender will be in the same proportion to the preferred securities we surrender as is the ratio of common securities purchased by us to the preferred securities issued by the trust. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of the trust securities, plus any accumulated but unpaid distributions, if any, then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange will be cancelled.

REDEMPTION PROCEDURES

         Preferred securities will be redeemed at the redemption price with the applicable proceeds from our contemporaneous redemption of the debentures. Redemptions of the preferred securities will be made, and the redemption price will be payable, on each redemption date only to the extent that the trust has funds available for the payment of the redemption price.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of trust securities to be redeemed at its registered address. Unless we default in payment of the redemption price on the debentures, interest will cease to accumulate on the debentures called for redemption on and after the date of redemption.

         If the trust gives notice of redemption of its trust securities, then the property trustee, to the extent funds are available, will irrevocably deposit with the depositary for the trust securities funds sufficient to pay the aggregate redemption price and will give the depositary for the trust securities irrevocable instructions and authority to pay the redemption price to the holders of the trust securities. If the preferred securities are no longer in book-entry only form, the property trustee, to the extent funds are available, will deposit with the designated paying agent for such preferred securities funds sufficient to pay the aggregate redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the date of redemption for any trust securities called for redemption will be payable to the holders of the trust securities on the relevant record dates for the related distribution dates.

         If notice of redemption has been given and we have deposited funds as required, then on the date of the deposit all rights of the holders of the trust securities called for redemption will cease, except the right to receive the redemption price, but without interest on such redemption price after the date of redemption. The trust securities will also cease to be outstanding on the date of the deposit. If any date fixed for redemption of trust securities is not a business day, then payment of the redemption price payable on that date will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next succeeding calendar year, payment of the interest will be made on the immediately preceding business day.

         If payment of the redemption price in respect of trust securities called for redemption is improperly withheld or refused and not paid by the trust, or by us pursuant to the guarantee, distributions on the trust securities will continue to accumulate at the applicable rate from the date of redemption originally established by the trust for the trust securities to the date the redemption price is actually paid. In this case, the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

         Payment of the redemption price on the preferred securities and any distribution of debentures to holders of preferred securities will be made to the applicable recordholders as they appear on the register for the preferred securities on the relevant record date. As long as the preferred securities are represented by a global security, the record date will be the business day immediately preceding the date of redemption or liquidation date, as applicable.

         If less than all of the trust securities are to be redeemed, then the aggregate liquidation amount of the trust securities to be redeemed will be allocated proportionately to those trust securities based upon the relative liquidation amounts. The particular preferred securities to be redeemed will be selected by the property trustee from the outstanding preferred securities not previously called for redemption by a method the property trustee deems fair and appropriate. This method may provide for the redemption of portions equal to $25 or an integral multiple of $25 of the liquidation amount of the preferred securities. The property trustee will promptly notify the registrar for the preferred securities in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. If the redemption relates to preferred securities purchased by us and being exchanged for a like amount of debentures, then the preferred securities we own will be the ones selected for redemption.

         Subject to applicable law, and if we are not exercising our right to defer interest payments on the debentures, we may, at any time, purchase outstanding preferred securities.

SUBORDINATION OF COMMON SECURITIES

         Payment of distributions on, and the redemption price of, the preferred securities and common securities will be made based on the liquidation amount of these securities. However, if an event of default under the indenture has occurred and is continuing, no distributions on or redemption of the common securities may be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or before that time, or in the case of payment of the redemption price, payment of the full amount of the redemption price on all of the outstanding preferred securities then called for redemption, has been made or provided for. All funds available to the property trustee will first be applied to the payment in full in cash of all distributions on, or the redemption price of, the preferred securities then due and payable.

         In the case of the occurrence and continuance of any event of default under the trust agreement resulting from an event of default under the indenture, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of the event of default has been cured, waived or otherwise eliminated. Until the event of default under the trust agreement has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

         We will have the right at any time to dissolve, wind-up or terminate the trust and cause debentures to be distributed to the holders of the preferred securities. This right is subject, however, to us receiving approval of the Federal Reserve, if required by law or regulation.

         In addition, the trust will automatically terminate upon expiration of its term and will terminate earlier on the first to occur of:

         o        our bankruptcy, dissolution or liquidation;

         o the distribution of a like amount of the debentures to the holders of trust securities, if we have given written direction to the property trustee to terminate the trust;

         o redemption of all of the preferred securities as described under "--Redemption or Exchange--Mandatory Redemption" on page 35; or

         o        the entry of a court order for the dissolution of the trust.

         With the exception of a redemption as described under "--Redemption or Exchange--Mandatory Redemption" on page 35, if an early termination of the trust occurs, the trust will be liquidated by the administrative trustees as expeditiously as they determine to be possible. After satisfaction of liabilities to creditors of the trust as provided by applicable law, the trustees will distribute to the holders of trust securities, debentures:

         o in an aggregate stated principal amount equal to the aggregate stated liquidation amount of the trust securities;

         o with an interest rate identical to the distribution rate on the trust securities; and

         o with accrued and unpaid interest equal to accumulated and unpaid distributions on the trust securities.

         However, if the property trustee determines that the distribution is not practical, then the holders of trust securities will be entitled to receive, instead of debentures, a proportionate amount of the liquidation distribution. The liquidation distribution will be the amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions to the date of payment. If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on the trust securities will be paid on a proportional basis, based on liquidation amounts, to us, as the holder of the common securities, and to the holders of the preferred securities. However, if an event of default under the indenture has occurred and is continuing, the preferred securities will have a priority over the common securities. See "--Subordination of Common Securities" on page 37.

         Under current United States federal income tax law and interpretations and assuming that the trust is treated as a grantor trust, as is expected, a distribution of the debentures should not be a taxable event to holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a Tax Event or another circumstance, however, the distribution could be a taxable event to holders of the preferred securities. See "Federal Income Tax Consequences--Receipt of Debentures or Cash Upon Liquidation of the Trust" on page 59 for more information regarding a taxable distribution.

         If we do not elect to redeem the debentures prior to maturity or to liquidate the trust and distribute the debentures to holders of the preferred securities, the preferred securities will remain outstanding until the repayment of the debentures. If we elect to dissolve the trust and thus cause the debentures to be distributed to holders of the trust securities in liquidation of the trust, we will continue to have the right to shorten the maturity of the debentures.

LIQUIDATION VALUE

         The amount of the liquidation distribution payable on the preferred securities in the event of any liquidation of the trust is $25 per preferred security plus accumulated and unpaid distributions to the date of payment, which may be in the form of a distribution of debentures having a liquidation value and accrued interest of an equal amount.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an event of default under the trust agreement with respect to the preferred securities:

         o        the occurrence of an event of default under the indenture;

         o a default by the trust in the payment of any distribution when it becomes due and payable, and continuation of the default for a period of 30 days;

         o a default by the trust in the payment of any redemption price of any of the trust securities when it becomes due and payable;

         o a default in the performance, or breach, in any material respect, of any covenant or warranty of the trustees in the trust agreement, other than those defaults covered in the previous two points, and continuation of the default or breach for a period of 60 days after there has been given, by registered or certified mail, to the trustee(s) by the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities, a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a "Notice of Default" under the trust agreement; or

         o the occurrence of events of bankruptcy or insolvency with respect to the property trustee and our failure to appoint a successor property trustee within 60 days.

         Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of the event of default to the holders of the preferred securities, the administrative trustees and to us, unless the event of default has been cured or waived. Irwin and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

         If an event of default under the indenture has occurred and is continuing, the preferred securities will have preference over the common securities upon termination of the trust. The existence of an event of default under the trust agreement does not entitle the holders of preferred securities to accelerate the maturity thereof, unless the event of default is caused by the occurrence of an event of default under the indenture and both the indenture trustee and holders of at least 25% in principal amount of the debentures fail to accelerate the maturity thereof.

REMOVAL OF THE TRUSTEES

         Unless an event of default under the indenture has occurred and is continuing, we may remove any trustee at any time. If an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding preferred securities may remove the property trustee or the Delaware trustee. The holders of the preferred securities have no right to vote to appoint, remove or replace the administrative trustees. These rights are vested exclusively with us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the successor trustee accepts the appointment in accordance with the trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an event of default under the indenture has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we will have the power to appoint at any time or times, and upon written request of the property trustee will appoint, one or more persons or entities either (1) to act as a co-trustee, jointly with the property trustee, of all or any part of the trust property, or (2) to act as separate trustee of any trust property. In either case these trustees will have the powers that may be provided in the instrument of appointment, and will have vested in them any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case an event of default under the indenture has occurred and is continuing, the property trustee alone will have power to make the appointment.

MERGER OR CONSOLIDATION OF TRUSTEES

         Generally, any person or successor to any of the trustees may be a successor trustee to any of the trustees, including a successor resulting from a merger or consolidation. However, any successor trustee must meet all of the qualifications and eligibility standards to act as a trustee.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST

         The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below. For these purposes, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, in some cases that transaction may be considered to involve a replacement of the trust, and the conditions set forth below would apply to such transaction. The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee, undertake a transaction listed above if the following conditions are met:

         o the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities (referred to as "successor securities") so long as the successor securities rank the same in priority as the preferred securities with respect to distributions and payments upon liquidation, redemption and otherwise;

         o we appoint a trustee of the successor entity possessing substantially the same powers and duties as the property trustee in its capacity as the holder of the debentures;

         o the successor securities are listed or traded or will be listed or traded on any national securities exchange or other organization on which the preferred securities are then listed, if any;

         o the merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect;

         o the successor entity has a purpose substantially identical to that of the trust;

         o prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel that (a) any transaction of this kind does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following the transaction, neither the trust nor the successor entity will be required to register as an "investment company" under the Investment Company Act; and

         o we own all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee, the debentures, the trust agreement and the expense agreement.

Notwithstanding the foregoing, the trust may not, except with the consent of every holder of the preferred securities, enter into any transaction of this kind if the transaction would cause the trust or the successor entity not to be classified as a grantor trust for federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

         Except as described below and under "Description of the Guarantee--Amendments" on page 53 and as otherwise required by the Trust Indenture Act and the trust agreement, the holders of the preferred securities will have no voting rights.

         The trust agreement may be amended from time to time by us and the trustees, without the consent of the holders of the preferred securities, in the following circumstances:

         o with respect to acceptance of appointment by a successor trustee;

         o to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, as long as the amendment is not inconsistent with the other provisions of the trust agreement and does not have a material adverse effect on the interests of any holder of trust securities; or

         o to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that the trust will be classified for federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

         With the consent of the holders of a majority of the aggregate liquidation amount of the outstanding trust securities, we and the trustees may amend the trust agreement if the trustees receive an opinion of counsel to the effect that the amendment or the exercise of any power granted to the trustees in accordance with the amendment will not affect the trust's status as a grantor trust for federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act. However, without the consent of each holder of trust securities, the trust agreement may not be amended to (a) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date, or (b) restrict the right of a holder of trust securities to institute suit for the enforcement of the payment on or after that date.

         As long as the property trustee holds any debentures, the trustees will not, without obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities:

         o direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or executing any trust or power conferred on the property trustee with respect to the debentures;

         o        waive any past default that is waivable under the indenture;

         o exercise any right to rescind or annul a declaration that the principal of all the debentures will be due and payable; or

         o consent to any amendment or termination of the indenture or the debentures, where the property trustee's consent is required. However, where a consent under the indenture requires the consent of each holder of the affected debentures, no consent will be given by the property trustee without the prior consent of each holder of the preferred securities.

The trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the trustees must obtain an opinion of counsel experienced in these matters to the effect that the trust will not be classified as an association taxable as a corporation for federal income tax purposes on account of the action.

         Any required approval of holders of trust securities may be given at a meeting or by written consent. The property trustee will cause a notice of any meeting at which holders of the trust securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust securities.

         No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel its preferred securities in accordance with the trust agreement.

         Notwithstanding the fact that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by Irwin, the trustees or any affiliate of Irwin or any trustee, will, for purposes of the vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

         The preferred securities will be represented by one or more global preferred securities registered in the name of The Depository Trust Company, New York, New York ("DTC"), or its nominee. A global preferred security is a security representing interests of more than one beneficial holder. Ownership of beneficial interests in the global preferred securities will be reflected in DTC participant account records through DTC's book-entry transfer and registration system. Participants are brokers, dealers, or others having accounts with DTC. Indirect beneficial interests of other persons investing in the preferred securities will be shown on, and transfers will be effected only through, records maintained by DTC participants. Except as described below, preferred securities in definitive form will not be issued in exchange for the global preferred securities.

         No global preferred security may be exchanged for preferred securities registered in the names of persons other than DTC or its nominee unless:

         o DTC notifies the indenture trustee that it is unwilling or unable to continue as a depositary for the global preferred security and we are unable to locate a qualified successor depositary;

         o we execute and deliver to the indenture trustee a written order stating that we elect to terminate the book-entry system through DTC; or

         o there shall have occurred and be continuing an event of default under the indenture.

Any global preferred security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in the names as DTC directs. It is expected that the instructions will be based upon directions received by DTC with respect to ownership of beneficial interests in the global preferred security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below.

         Unless and until it is exchanged in whole or in part for the individual preferred securities represented thereby, a global preferred security may not be transferred except as a whole by DTC to a nominee of DTC, by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor depositary or any nominee of the successor.

         Payments on global preferred securities will be made to DTC, as the depositary for the global preferred securities. If the preferred securities are issued in definitive form, distributions will be payable by check mailed to the address of record of the persons entitled to the distribution, and the transfer of the preferred securities will be registrable, and preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount, at the corporate office of the property trustee, or at the offices of any paying agent or transfer agent appointed by the administrative trustees. In addition, if the preferred securities are issued in definitive form, the record dates for payment of distributions will be the 15th day of the month in which the relevant distribution date occurs. For a description of the terms of DTC arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Book-Entry Issuance" on page 56.

         Upon the issuance of one or more global preferred securities, and the deposit of the global preferred security with or on behalf of DTC or its nominee, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global preferred security to the designated accounts of persons that participate in the DTC system. These participant accounts will be designated by the dealers, underwriters or agents selling the preferred securities. Ownership of beneficial interests in a global preferred security will be limited to persons or entities having an account with DTC or who may hold interests through participants. With respect to interests of any person or entity that is a DTC participant, ownership of beneficial interests in a global preferred security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to persons or entities who hold interests in a global preferred security through a participant, the interest and any transfer of the interest will be shown only on the participant's records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global preferred security.

         So long as DTC or another depositary, or its nominee, is the registered owner of the global preferred security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the preferred securities represented by the global preferred security for all purposes under the trust agreement. Except as described in this prospectus, owners of beneficial interests in a global preferred security will not be entitled to have any of the individual preferred securities represented by the global preferred security registered in their names, will not receive or be entitled to receive physical delivery of any the preferred securities in definitive form and will not be considered the owners or holders of the preferred securities under the trust agreement.

         None of us, the property trustee, any paying agent or the securities registrar for the preferred securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global preferred security representing the preferred securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

         We expect that DTC or its nominee, upon receipt of any payment of the liquidation amount or distributions in respect of a global preferred security, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global preferred security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global preferred security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." The payments will be the responsibility of the participants.

PAYMENT AND PAYING AGENCY

         Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts of participants on the applicable distribution dates, or, if any of the preferred securities are not held by DTC, the payments will be made by check mailed to the address of the holder as listed on the register of holders of the preferred securities. The paying agent for the preferred securities will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to us and the administrative trustees. The paying agent for the preferred securities may resign as paying agent upon 30 days' written notice to the administrative trustees, the property trustee and us. If the property trustee no longer is the paying agent for the preferred securities, the administrative trustees will appoint a successor to act as paying agent. The successor must be a bank or trust company acceptable to us and the property trustee.

REGISTRAR AND TRANSFER AGENT

         The property trustee will act as the registrar and the transfer agent for the preferred securities. Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust and its registrar and transfer agent will not be required to register or cause to be registered the transfer of preferred securities after they have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The property trustee undertakes to perform only the duties set forth in the trust agreement. After the occurrence of an event of default that is continuing, the property trustee must exercise the same degree of care and skill as a prudent person exercises or uses in the conduct of its own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred. If no event of default under the trust agreement has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous or inconsistent provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of preferred securities are entitled to vote upon, then the property trustee will take the action directed in writing by us. If the property trustee is not so directed, then it will take the action it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

         The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that:

         o the trust will not be deemed to be an "investment company" required to be registered under Investment Company Act;

         o the trust will not be classified as an association taxable as a corporation for federal income tax purposes; and

         o the debentures will be treated as indebtedness of Irwin for federal income tax purposes.

In this regard, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the certificate of trust or the trust agreement, that we and the administrative trustees determine to be necessary or desirable for these purposes.

         We are required to use our best efforts to maintain the listing of the preferred securities on the New York Stock Exchange or a similar national securities exchange or automated quotation system, but this requirement will not prevent us from redeeming all or a portion of the preferred securities in accordance with the trust agreement.

         Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

                         DESCRIPTION OF THE DEBENTURES

         Concurrently with the issuance of the preferred securities, the trust will invest the proceeds from the sale of the trust securities in the debentures issued by us. The debentures will be issued as unsecured debt under the indenture between us and U.S. Bank Trust National Association, as indenture trustee. The indenture will be qualified under the Trust Indenture Act.

         The following discussion contains a description of the material provisions of the indenture and is subject to, and is qualified in its entirety by reference to, the indenture and to the Trust Indenture Act. We urge prospective investors to read the form of the indenture, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         The debentures will be limited in aggregate principal amount to $25,773,200, or $29,639,200 if the underwriters' over-allotment option is exercised in full. This amount represents the sum of the aggregate stated liquidation amounts of the trust securities. The debentures will bear interest
at the annual rate of   % of the principal amount. The interest will be payable
quarterly on March 31, June 30, September 30 and December 31 of each year, beginning December 31, 2002, to the person in whose name each debenture is registered at the close of business on the 15th day of the last month of the calendar quarter. It is anticipated that, until the liquidation, if any, of the trust, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

         The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of interest will be made on the next day that is a business day without any additional interest or other payment in respect of the delay. However, if the next business day is in the next calendar year, payment of interest will be made on the immediately preceding business day. Accrued interest that is not paid on the applicable interest payment date will bear additional interest on the amount due
at the annual rate of     %, compounded quarterly.

         The debentures will mature on September 30, 2032, the stated maturity date. We may shorten this date once at any time to any date not earlier than September 30, 2007, subject to the prior approval of the Federal Reserve, if required by law or regulation.

         We will give notice to the indenture trustee and the holders of the debentures, no more than 180 days and no less than 30 days prior to the effectiveness of any change in the stated maturity date. We will not have the right to redeem the debentures from the trust until after September 30, 2007, except if (a) a Tax Event, an Investment Company Event or a Capital Treatment Event, which terms are defined on pages 35 and 36, has occurred, or (b) we repurchase preferred securities in the market, in which case we can elect to redeem debentures specifically in exchange for a like amount of preferred securities owned by us plus a proportionate amount of common securities.

         The debentures will be unsecured and will rank junior to all of our senior and subordinated debt, including indebtedness we may incur in the future. Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary's liquidation or reorganization or otherwise, and thus the ability of holders of the debentures to benefit indirectly from any distribution by a subsidiary, is subject to the prior claim of creditors of the subsidiary, except to the extent that we may be recognized as a creditor of the subsidiary. The debentures will, therefore, be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of debentures should look only to our assets for payment. The indenture does not limit our ability to incur or issue secured or unsecured senior and junior debt. See "--Subordination" on page 47, and "--Miscellaneous" on page 52.

         The indenture does not contain provisions that afford holders of the debentures protection in the event of a highly leveraged transaction or other similar transaction involving us, nor does it require us to maintain or achieve any financial performance levels or to obtain or maintain any credit rating on the debentures.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

         As long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer the payment of interest on the debentures at any time for a period not exceeding 20 consecutive quarters. However, no extension period may extend beyond the stated maturity of the debentures or end on a date other than a date interest is normally due. At the end of an extension period, we must pay all interest then accrued and
unpaid, together with interest thereon at the annual rate of   %, compounded
quarterly. During an extension period, interest will continue to accrue and holders of debentures, or the holders of preferred securities if they are then outstanding, will be required to accrue and recognize as income for federal income tax purposes the accrued but unpaid interest amounts in the year in which such amounts accrued. See "Federal Income Tax Consequences --Interest Payment Period and Original Issue Discount" on page 58.

         During an extension period, we may not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

         o make any payment of principal, interest or premium on, or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debentures;

         o make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

         Prior to the termination of any extension period, so long as no event of default under the indenture is continuing, we may further defer the payment of interest subject to the above stated requirements. Upon the termination of any extension period and the payment of all amounts then due, we may elect to begin a new extension period at any time. We do not currently intend to exercise our right to defer payments of interest on the debentures.

         We must give the property trustee, the administrative trustees and the indenture trustee notice of our election of an extension period at least two business days prior to the earlier of (a) the next date on which distributions on the trust securities would have been payable except for the election to begin an extension period, or (b) the date we are required to give notice of the record date, or the date the distributions are payable, to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities, but in any event at least one business day prior to the record date. If the property trustee is not the only registered holder of the debentures, then notice must also be given to the holders of the debentures.

         Other than as described above, there is no limitation on the number of times that we may elect to begin an extension period.

ADDITIONAL SUMS TO BE PAID AS A RESULT OF ADDITIONAL TAXES

         If the trust or the property trustee is required to pay any additional taxes, duties, assessments or other governmental charges as a result of the occurrence of a Tax Event, we will pay as additional interest on the debentures any amounts which may be required so that the net amounts received and retained by the trust after paying any additional taxes, duties, assessments or other governmental charges will not be less than the amounts the trust would have received had the additional taxes, duties, assessments or other governmental charges not been imposed.

REDEMPTION

         Subject to prior approval of the Federal Reserve, if required, we may redeem the debentures prior to maturity:

         o on or after September 30, 2007, in whole at any time or in part from time to time; or

         o in whole at any time within 180 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event; or

         o at any time, and from time to time, in an amount not to exceed the liquidation amount of any preferred securities we own, plus the liquidation amount of a proportionate amount of the common securities we hold.

In each case we will pay a redemption price equal to the accrued and unpaid interest on the debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount of the redeemed debentures. We may not partially redeem the debentures if it would result in the delisting of the preferred securities on the New York Stock Exchange.

         Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of debentures to be redeemed at its registered address. Redemption of less than all outstanding debentures must be effected proportionately, by lot or in any other manner deemed to be fair and appropriate by the indenture trustee. Unless we default in payment of the redemption price for the debentures, on and after the redemption date interest will no longer accrue on the debentures or the portions of the debentures called for redemption.

         The debentures will not be subject to any sinking fund.

DISTRIBUTION UPON LIQUIDATION

         As described under "Description of the Preferred Securities--Liquidation Distribution Upon Termination" on page 37, under certain circumstances and with the Federal Reserve's approval, if required by law or regulation, debentures may be distributed to the holders of the trust securities in liquidation of the trust after satisfaction of liabilities to creditors of the trust. If this occurs, we will use our best efforts to list the debentures on the New York Stock Exchange or other national stock exchange or automated quotation system on which the preferred securities are then listed, if any. There can be no assurance as to the market price of any debentures that may be distributed to the holders of preferred securities.

RESTRICTIONS ON PAYMENTS

         We are restricted from making certain payments (as described below) if we have chosen to defer payment of interest on the debentures, if an event of default has occurred and is continuing under the indenture, or if we are in default with respect to our obligations under the guarantee.

         If any of these events occur, we will not:

         o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);

         o make any payment of principal, interest or premium on, or repay or repurchase or redeem any of our debt securities that rank equally with or junior to the debentures;

         o make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee relating to the preferred securities); or

         o redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

SUBORDINATION

         The debentures are subordinated and junior in right of payment to all of our senior and subordinated debt, as defined below. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up or reorganization of Irwin, whether voluntary or involuntary in bankruptcy, insolvency, receivership or other proceedings in connection with any insolvency or bankruptcy proceedings, the holders of our senior and subordinated debt will first be entitled to receive payment in full of principal and interest before the holders of debentures will be entitled to receive or retain any payment in respect of the debentures.

         If the maturity of any debentures is accelerated, the holders of all of our senior and subordinated debt outstanding at the time of the acceleration will also be entitled to first receive payment in full of all amounts due to them, including any amounts due upon acceleration, before the holders of the debentures will be entitled to receive or retain any principal or interest payments on the debentures.

         No payments of principal or interest on the debentures may be made if there has occurred and is continuing a default in any payment with respect to any of our senior or subordinated debt or an event of default with respect to any of our senior or subordinated debt resulting in the acceleration of the maturity of the senior or subordinated debt, or if any judicial proceeding is pending with respect to any default.

         The term "debt" means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

         o        every obligation of the person for money borrowed;

         o every obligation of the person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

         o every reimbursement obligation of the person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of the person;

         o every obligation of the person issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

         o        every capital lease obligation of the person; and

         o every obligation of the type referred to in the first five points of another person and all dividends of another person the payment of which, in either case, the first person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         The term "senior debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt, whether incurred on or prior to the date of the indenture or incurred after the date. However, senior debt will not be deemed to include:

         o any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures, including our 9.25% Subordinated Debentures of IFC Capital Trust I due 2027, the 10.50% Junior Subordinated Debentures of IFC Capital Trust II due 2030, the 8.75% Convertible Junior Subordinated Debentures of IFC Capital Trust III due 2030, the 10.25% Junior Subordinated Debentures of IFC Capital Trust IV due 2031 and the 9.95% Junior Subordinate Debentures of IFC Capital Trust V due 2031;

         o any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

         o        any debt of ours to any of our subsidiaries;

         o        any debt to any of our employees;

         o any debt that by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject; and

         o        debt which constitutes subordinated debt.

         The term "subordinated debt" means the principal of, and premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, on, debt. Except as described below, subordinated debt includes debt incurred on or prior to the date of the indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other debt of ours. Subordinated debt will not be deemed to include:

         o any of our debt which when incurred and without regard to any election under the federal bankruptcy laws was without recourse to us;

         o        any debt of ours to any of our subsidiaries;

         o        any debt to any of our employees;

         o any debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of the debt by the holders of the debentures as a result of the subordination provisions of the indenture would be greater than they otherwise would have been as a result of any obligation of the holders to pay amounts over to the obligees on the trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which the debt is subject;

         o        debt which constitutes senior debt;

         o any debt of ours under debt securities (and guarantees in respect of these debt securities) initially issued to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, our financing subsidiary in connection with the issuance by that entity of preferred securities or other securities which are intended to qualify for "Tier 1" capital treatment, such as the approximately $50 million of 9.25% Subordinated Debentures due 2027 that we issued to IFC Capital Trust I, the approximately $53 million of 10.50% Junior Subordinated Debentures due 2030 that we issued to IFC Capital Trust II, the approximately $53 million of 8.75% Convertible Junior Subordinated Debentures due 2030 that we issued to Capital Trust III, the approximately $15 million of 10.25% Junior Subordinated Debentures due 2031 that we issued to IFC Capital Trust IV and the approximately $31 million of 9.95% Junior Subordinated Debentures due 2031 that we issued to IFC Capital Trust V.

         We expect from time to time to incur additional indebtedness, and there is no limitation under the indenture on the amount of indebtedness we may incur. Holding company debt that ranks senior to the debentures totaled $45.2 million outstanding principal amount at June 30, 2002.

PAYMENT AND PAYING AGENT

         Generally, payment of principal of and interest on the debentures will be made at the office of the indenture trustee in Wilmington, Delaware. However, we have the option to make payment of any interest by (a) check mailed to the address of the person entitled to payment at the address listed in the register of holders of the debentures, or (b) wire transfer to an account maintained by the person entitled thereto as specified in the register of holders of the debentures, provided that proper transfer instructions have been received by the applicable record date. Payment of any interest on debentures will be made to the person in whose name the debenture is registered at the close of business on the regular record date for the interest payment, except in the case of defaulted interest.

         Any moneys deposited with the indenture trustee or any paying agent for the debentures, or then held by us in trust, for the payment of the principal of or interest on the debentures and remaining unclaimed for two years after the principal or interest has become due and payable, will be repaid to us on September 30 of each year. If we hold any of this money in trust, then it will be discharged from the trust to us and the holder of the debenture will thereafter look, as a general unsecured creditor, only to us for payment.

REGISTRAR AND TRANSFER AGENT

         The indenture trustee will act as the registrar and the transfer agent for the debentures. Debentures may be presented for registration of transfer, with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed, at the office of the registrar. Provided that we maintain a transfer agent in Wilmington, Delaware, we may rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We may at any time designate additional transfer agents with respect to the debentures.

         If we redeem any of the debentures, neither we nor the indenture trustee will be required to (a) issue, register the transfer of or exchange any debentures during a period beginning at the opening of business 15 days before the day of the mailing of and ending at the close of business on the day of the mailing of the relevant notice of redemption, or (b) transfer or exchange any debentures so selected for redemption, except, in the case of any debentures being redeemed in part, any portion not to be redeemed.

MODIFICATION OF INDENTURE

         We and the indenture trustee may, from time to time without the consent of the holders of the debentures, amend, waive our rights under or supplement the indenture for purposes which do not materially adversely affect the rights of the holders of the debentures. Other changes may be made by us and the indenture trustee with the consent of the holders of a majority in principal amount of the outstanding debentures. However, without the consent of the holder of each outstanding debenture affected by the proposed modification, no modification may:

         o        extend the maturity date of the debentures;

         o reduce the principal amount or the rate or extend the time of payment of interest; or

         o reduce the percentage of principal amount of debentures required to amend the indenture.

As long as any of the preferred securities remain outstanding, no modification of the indenture may be made that requires the consent of the holders of the debentures, no termination of the indenture may occur, and no waiver of any event of default under the indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities.

DEBENTURE EVENTS OF DEFAULT

         The indenture provides that any one or more of the following events with respect to the debentures that has occurred and is continuing constitutes an event of default under the indenture:

         o our failure to pay any interest on the debentures for 30 days after the due date, except where we have properly deferred the interest payment;

         o our failure to pay any principal on the debentures when due whether at maturity, upon redemption or otherwise;

         o our failure to observe or perform in any material respect any other covenants or agreements contained in the indenture for 90 days after written notice to us from the indenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the debentures; or

         o our bankruptcy, insolvency or reorganization or dissolution of the trust other than in connection with a distribution of the debentures in connection with such dissolution, redemption of the trust securities or certain transactions permitted under the trust agreement.

         The holders of a majority of the aggregate outstanding principal amount of the debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee. The indenture trustee, or the holders of at least 25% in aggregate outstanding principal amount of the debentures, may declare the principal due and payable immediately upon an event of default under the indenture. The holders of a majority of the outstanding principal amount of the debentures may rescind and annul the declaration if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the indenture trustee and any and all events of default have been remedied or waived by the holders of a majority of the outstanding principal amount of the debentures. The holders may not annul the declaration and waive a default if the default is the non-payment of the principal of the debentures which has become due solely by the acceleration.

         So long as the property trustee is the holder of the debentures, an event of default under the indenture has occurred and is continuing, the property trustee will have the right to declare the principal of and the interest on the debentures, and any other amounts payable under the indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to the debentures.

         We are required to file annually with the indenture trustee a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

         If an event of default under the indenture has occurred and is continuing and the event is attributable to the failure by us to pay interest on or principal of the debentures on the date on which the payment is due and payable, then a holder of preferred securities may institute a direct action against us to compel us to make the payment. We may not amend the indenture to remove the foregoing right to bring a direct action without the prior written consent of all of the holders of the preferred securities. If the right to bring a direct action is removed, the trust may become subject to the reporting obligations under the Securities Exchange Act of 1934.

         The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the debentures unless there has been an event of default under the trust agreement.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         We may not consolidate with or merge into any other entity or convey or transfer our properties and assets substantially as an entirety to any entity, and no entity may be consolidated with or merged into us or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to us, unless:

         o if we consolidate with or merge into another person or convey or transfer our properties and assets substantially as an entirety to any person, the successor person is organized under the laws of the United States or any state or the District of Columbia, and the successor person expressly assumes by supplemental indenture our obligations on the debentures, and the ultimate parent entity of the successor entity expressly assumes our obligations under the guarantee, to the extent the preferred securities are then outstanding;

         o immediately after the transaction, no event of default under the indenture, and no event which, after notice or lapse of time, or both, would become an event of default under the indenture, has occurred and is continuing; and

         o        other conditions as prescribed in the indenture are met.

         Under certain circumstances, if we consolidate or merge with another entity, or transfer or sell substantially all of our assets to another entity, such transaction may be considered to involve a replacement of the trust, and the provisions of the trust agreement relating to a replacement of the trust would apply to such transaction. See "Description of the Preferred Securities -- Mergers, Consolidations, Amalgamations or Replacements of the Trust" on page 40.

SATISFACTION AND DISCHARGE

         The indenture will cease to be of further effect and we will be deemed to have satisfied and discharged our obligations under the indenture when all debentures not previously delivered to the indenture trustee for cancellation:

         o        have become due and payable; and

         o will become due and payable at their stated maturity within one year or are to be called for redemption within one year, and we deposit or cause to be deposited with the indenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the debentures not previously delivered to the indenture trustee for cancellation, for the principal and interest due to the date of the deposit or to the stated maturity or redemption date, as the case may be.

         We may still be required to provide officers' certificates, opinions of counsel and pay fees and expenses due after these events occur.

GOVERNING LAW

         The indenture and the debentures will be governed by and construed in accordance with Indiana law.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

         The indenture trustee is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to these provisions, the indenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of debentures, unless offered reasonable security or indemnity by the holder against the costs, expenses and liabilities which might be incurred. The indenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

         We have agreed, pursuant to the indenture, for so long as preferred securities remain outstanding:

         o to maintain directly or indirectly 100% ownership of the common securities of the trust, except that certain successors that are permitted pursuant to the indenture may succeed to our ownership of the common securities;

         o not to voluntarily terminate, wind up or liquidate the trust without prior approval of the Federal Reserve, if required by law or regulation;

         o to use our reasonable efforts to cause the trust (a) to remain a Delaware statutory trust (and to avoid involuntary termination, winding up or liquidation), except in connection with a distribution of debentures, the redemption of all of the trust securities of the trust or mergers, consolidations or amalgamations, each as permitted by the trust agreement; and (b) to otherwise continue not to be treated as an association taxable as a corporation or partnership for federal income tax purposes;

         o to use our reasonable efforts to cause each holder of trust securities to be treated as owning an individual beneficial interest in the debentures; and

         o not to issue or incur, directly or indirectly, any additional indebtedness in connection with the issuance of additional trust preferred securities or similar securities that are senior in right of payment to the debentures.

                          DESCRIPTION OF THE GUARANTEE

         The preferred securities guarantee agreement will be executed and delivered by us concurrently with the issuance of the preferred securities for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. U.S. Bank Trust National Association, the guarantee trustee, will act as trustee for purposes of complying with the provisions of the Trust Indenture Act, and will also hold each guarantee for the benefit of the holders of the preferred securities. The following discussion contains a description of the material provisions of the guarantee and is qualified in its entirety by reference to the guarantee agreement and the Trust Indenture Act. Prospective investors are urged to read the form of the guarantee agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

GENERAL

         We agree to pay in full on a subordinated basis, to the extent described in the guarantee agreement, the guarantee payments (as defined below) to the holders of the preferred securities as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment.

         The following payments with respect to the preferred securities are called the "guarantee payments" and, to the extent not paid or made by the trust and to the extent that the trust has funds available for those distributions, will be subject to the guarantee:

         o any accumulated and unpaid distributions required to be paid on the preferred securities;

         o with respect to any preferred securities called for redemption, the redemption price; and

         o upon a voluntary or involuntary dissolution, winding up or termination of the trust (other than in connection with the distribution of debentures to the holders of preferred securities in exchange for preferred securities), the lesser of:

                  (a)      the amount of the liquidation distribution; and

                  (b) the amount of assets of the trust remaining available for distribution to holders of preferred securities in liquidation of the trust.

         We may satisfy our obligations to make a guarantee payment by making a direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay the amounts to the holders.

         The guarantee agreement is a guarantee, on a subordinated basis, of the guarantee payments, but the guarantee only applies to the extent the trust has funds available for those distributions. If we do not make interest payments on the debentures purchased by the trust, the trust will not have funds available to make the distributions and will not pay distributions on the preferred securities.

STATUS OF THE GUARANTEE

         The guarantee constitutes our unsecured obligation that ranks subordinate and junior in right of payment to all of our senior and subordinated debt in the same manner as the debentures. We expect to incur additional indebtedness in the future, although we have no specific plans in this regard presently, and neither of the indenture nor the trust agreement limits the amounts of the obligations that we may incur.

         The guarantee constitutes a guarantee of payment and not of collection. If we fail to make guarantee payments when required, holders of preferred securities may institute a legal proceeding directly against us to enforce their rights under the guarantee without first instituting a legal proceeding against any other person or entity.

         The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debentures to the holders of the preferred securities. Because we are a bank holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent we may be recognized as a creditor of that subsidiary. Our obligations under the guarantee, therefore, will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee.

AMENDMENTS

         Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities, in which case no vote will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the aggregate liquidation amount of the outstanding preferred securities.

EVENTS OF DEFAULT; REMEDIES

         An event of default under the guarantee agreement will occur upon our failure to make any required guarantee payments or to perform any other obligations under the guarantee. If the guarantee trustee has actual knowledge that an event of default has occurred and is continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities. The holders of a majority in aggregate liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee and may direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement.

         Any holder of preferred securities may institute and prosecute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

         We are required to provide to the guarantee trustee annually a certificate as to whether or not we are in compliance with all of the conditions and covenants applicable to us under the guarantee agreement.

TERMINATION OF THE GUARANTEE

         The guarantee will terminate and be of no further force and effect upon:

         o full payment of the redemption price of the preferred securities;

         o full payment of the amounts payable upon liquidation of the trust; or

         o distribution of the debentures to the holders of the preferred securities.

         If at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee, the guarantee will continue to be effective or will be reinstated with respect to such amounts.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The guarantee trustee, other than during the occurrence and continuance of our default in performance of the guarantee, undertakes to perform only those duties as are specifically set forth in the guarantee. When an event of default has occurred and is continuing, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of any preferred securities, unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that might be incurred thereby; but this does not relieve the guarantee trustee of its obligation to exercise the rights and powers under the guarantee in the event of a default.

EXPENSE AGREEMENT

         We will, pursuant to the separate Agreement as to Expenses and Liabilities entered into by us and the trust under the trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust of the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.

GOVERNING LAW

         The guarantee will be governed by Indiana law.

                RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                          DEBENTURES AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         We irrevocably guarantee, as and to the extent described in this prospectus, payments of distributions and other amounts due on the preferred securities, to the extent the trust has funds available for the payment of these amounts. We and the trust believe that, taken together, our obligations under the debentures, the indenture, the trust agreement, the expense agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the trust under the preferred securities.

         If and to the extent that we do not make payments on the debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In this event, the remedy of a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinated and junior in right of payment to all of our other indebtedness.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

         o the aggregate principal amount of the debentures will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

         o the interest rate and interest and other payment dates on the debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

         o we will pay for any and all costs, expenses and liabilities of the trust, except the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities; and

         o the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

         A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person. A default or event of default under any of our senior or subordinated debt would not constitute a default or event of default under the trust agreement. In the event, however, of payment defaults under, or acceleration of, our senior or subordinated debt, the subordination provisions of the indenture provides that no payments may be made in respect of the debentures, until the obligations have been paid in full or any payment default has been cured or waived. Failure to make required payments on the debentures would constitute an event of default under the trust agreement.

LIMITED PURPOSE OF THE TRUST

         The preferred securities evidence preferred undivided beneficial interests in the assets of the trust. The trust exists for the exclusive purposes of issuing the trust securities, investing the proceeds thereof in debentures, and engaging in only those other activities necessary, advisable or incidental thereto. A principal difference between the rights of a holder of a preferred security and the rights of a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or from us under the guarantee) if and to the extent the trust has funds available for the payment of the distributions.

RIGHTS UPON TERMINATION

         Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the debentures, the holders of the preferred securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination" on page 37.

         Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the debentures, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust other than the obligations of the trust to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the debentures relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

                              BOOK-ENTRY ISSUANCE


GENERAL

         DTC will act as securities depositary for each of the preferred securities and may act as securities depositary for all of the debentures in the event of the distribution of the debentures to the holders of preferred securities. Except as described below, the preferred securities will be issued only as registered securities in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by DTC. One or more global preferred securities will be issued for the preferred securities and will be deposited with DTC.

         DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of the Depository Trust & Clearing corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of preferred securities under the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each actual purchaser of each preferred security ("beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in preferred securities except if use of the book-entry-only system for the preferred securities is discontinued.

         DTC will have no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we and the trust assume no responsibility for the accuracy thereof. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

NOTICES AND VOTING

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities. If less than all of the preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

         Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date.

DISTRIBUTION OF FUNDS

         The property trustee will make distribution payments on the preferred securities to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the property trustee, disbursement of the payments to direct participants is the responsibility of DTC, and disbursements of the payments to the beneficial owners is the responsibility of direct and indirect participants.

SUCCESSOR DEPOSITARIES AND TERMINATION OF BOOK-ENTRY SYSTEM

         DTC may discontinue providing its services with respect to any of the preferred securities at any time by giving reasonable notice to the property trustee or us. If no successor securities depositary is obtained, definitive certificates representing the preferred securities are required to be printed and delivered. We also have the option to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After an event of default under the indenture, the holders of a majority in liquidation amount of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In these events, definitive certificates for the preferred securities will be printed and delivered.

                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following summary of the material federal income tax considerations that may be relevant to the purchasers of preferred securities, insofar as the discussion relates to matters of law and legal conclusions, represents the opinion of Vedder, Price, Kaufman & Kammholz, counsel to Irwin and the trust. The conclusions expressed herein are based upon current provisions of the Internal Revenue Code of 1986, as amended, regulations thereunder and current administrative rulings and court decisions, all of which are subject to change at any time, with possible retroactive effect. Subsequent changes may cause tax consequences to vary substantially from the consequences described below. Furthermore, the authorities on which the following summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described below.

         No attempt has been made in the following discussion to comment on all federal income tax matters affecting purchasers of preferred securities. Moreover, the discussion generally focuses on holders of preferred securities who are individual citizens or residents of the United States and trust and estates whose federal taxable income is taxed in the same manner as individual citizens or residents of the United States, and who acquire preferred securities on their original issue at their initial offering price and hold preferred securities as capital assets. The discussion has only limited application to dealers in securities, corporations, partnerships, or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the preferred securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following discussion also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of preferred securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. Accordingly, each prospective investor should consult, and should rely exclusively on, the investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of preferred securities.

CLASSIFICATION OF THE DEBENTURES

         Based on advice of counsel, we intend to take the position that the debentures will be classified for federal income tax purposes as indebtedness of Irwin under current law, and, by acceptance of a preferred security, you, as a holder, covenant to treat the debentures as indebtedness and the preferred securities as evidence of an indirect beneficial ownership interest in the debentures. No assurance can be given, however, that this position will not be challenged by the Internal Revenue Service ("IRS") or, if challenged, that it will not be successful. The remainder of this discussion assumes that the debentures will be classified for federal income tax purposes as indebtedness of Irwin.

CLASSIFICATION OF THE TRUST

         Vedder, Price, Kaufman & Kammholz, counsel for Irwin and the trust, has rendered its opinion that, under current law and assuming full compliance with the terms of the trust agreement and indenture, the trust will be classified for federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for federal income tax purposes, you, as a holder of preferred securities will be treated as owning an undivided beneficial interest in the debentures and you will be required to include in your gross income any interest with respect to such debentures at the time such interest is accrued or is received, in accordance with your method of accounting. If such debentures were determined to be subject to the original issue discount ("OID") rules, you as a holder would instead be required to include in your gross income any OID accrued with respect to your allocable share of such debentures whether or not cash was actually distributed to you.

INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

         Under the applicable Treasury regulations, debt instruments such as the debentures, which are issued at face value will not be considered issued with OID, even if their issuer can defer payments of interest, if the likelihood of any deferral is remote. Assuming the accuracy of our conclusion as set forth below that the likelihood of exercising our option to defer payments is remote, the debentures will not be treated as issued with OID. Accordingly, except as set forth below, stated interest on the debentures generally will be included in income by a holder as ordinary income at the time it is paid or accrued in accordance with such holder's regular method of accounting.

         A debt instrument will generally be treated as issued with OID if the stated interest on the instrument does not constitute "qualified stated interest." Qualified stated interest is generally any one of a series of stated interest payments on an instrument that are unconditionally payable at least annually at a single fixed rate. In determining whether stated interest on an instrument is unconditionally payable and thus constitutes qualified stated interest, remote contingencies as to the timely payment of stated interest are ignored. In the case of the debentures, we have concluded that the likelihood of exercising our option to defer payments of interest is remote. This is in part because we have a history of paying dividends on our common stock and intend to continue to do so, and we would be unable to continue paying these dividends, which could adversely affect the market for our common stock, if we deferred our payments under the debentures.

         If the likelihood that we would exercise the option to defer any payment of interest was determined not to be "remote" or if we actually exercise our option to defer the payment of interest, the debentures would be treated as issued with OID at the time of issuance or at the time of such exercise, as the case may be, and all stated interest would thereafter be treated as OID as long as the debentures remained outstanding. In such event, all of a holder's taxable interest income in respect of the debentures would constitute OID that would have to be included in income on a constant yield method before the receipt of the cash attributable to such income, regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder of preferred securities would be required to include such OID in gross income even though we would not make any actual cash payments during an extension period.

         The Treasury regulations referred to above have not been interpreted by any court decisions or addressed in any ruling or other pronouncements of the IRS, and it is possible that the IRS could take a position contrary to the conclusions herein.

         Because income on the preferred securities will constitute interest, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the preferred securities.

MARKET DISCOUNT AND ACQUISITION PREMIUM

         Holders of preferred securities other than a holder who purchased the preferred securities upon original issuance or who purchased for a price other than the first price at which a substantial amount of the preferred securities were sold for money other than to a bond house, broker, or other person acting as an underwriter, placement agent or wholesaler may be considered to have acquired their undivided interests in the debentures with "market discount" or "acquisition premium" as these phrases are defined for federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

RECEIPT OF DEBENTURES OR CASH UPON LIQUIDATION OF THE TRUST

         Under the circumstances described under "Description of the Preferred Securities -- Redemption or Exchange" and "Description of the Preferred Securities -- Liquidation Distribution Upon Termination," the debentures may be distributed to holders of preferred securities upon a liquidation of the trust. Under current federal income tax law, such a distribution would be treated as a nontaxable event to the holder and would result in the holder having an aggregate tax basis in the debentures received in the liquidation equal to the holder's aggregate tax basis in the preferred securities immediately before the distribution. A holder's holding period in debentures received in liquidation of the trust would include the period for which the holder held the preferred securities.

         If, however, a Tax Event occurs which results in the trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the preferred securities. Under certain circumstances described herein, the debentures may be redeemed for cash and the proceeds of the redemption distributed to holders in redemption of their preferred securities. Under current law, such a redemption should, to the extent that it constitutes a complete redemption, constitute a taxable disposition of the redeemed preferred securities, and, for federal income tax purposes, a holder should therefore recognize gain or loss as if the holder sold the preferred securities for cash.

DISPOSITION OF PREFERRED SECURITIES

         A holder that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities. A holder's adjusted tax basis in the preferred securities generally will be its initial purchase price increased by OID, if any, previously includible in the holder's gross income to the date of disposition and decreased by payments, if any, received on the preferred securities in respect of OID to the date of disposition. A gain or loss of this kind will generally be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale.

         The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying debentures. A holder using the accrual method of tax accounting (and a cash method holder, during a period where the interest would constitute OID) that disposes of its preferred securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income, and to add the amount to its adjusted tax basis in its proportionate share of the underlying debentures deemed disposed of. Any OID included in income will increase a holder's adjusted tax basis as discussed above. To the extent the selling price is less than the holder's adjusted tax basis a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for federal income tax purposes.

EFFECT OF POSSIBLE CHANGES IN TAX LAWS

         Recent administrative and legislative proposals have considered certain proposed tax law changes that would, among other things, generally deny corporate issuers a deduction for interest in respect of certain debt obligations if the debt obligations have a maximum term in excess of 15 years and are not shown as indebtedness on the issuer's applicable consolidated balance sheet. Other proposed tax law changes would have denied interest deductions if the term was in excess of 20 years. Although these proposed tax law changes have not been enacted into law, there can be no assurance that tax law changes will not be reintroduced into future legislation which, if enacted after the date hereof, may adversely affect the federal income tax deductibility of interest payable on the debentures.

         In addition, in a case filed in the U.S. Tax Court, Enron Corp. v. Commissioner, Tax Court Docket No. 6149-98, the IRS challenged the deductibility for federal income tax purposes of interest paid on securities which are similar, but not identical to, the preferred securities. The parties filed a stipulation of settled issues, a portion of which stipulated there shall be no adjustment for the interest deducted by the taxpayer with respect to the securities.

         The IRS may also challenge the deductibility of interest paid on the debentures, which, if such challenge were litigated resulting in the IRS's position being sustained, would trigger a Tax Event and possibly a redemption of the preferred securities. Accordingly, there can be no assurance that a Tax Event will not occur. A Tax Event would permit us, upon approval of the Federal Reserve, if then required, to cause a redemption of the preferred securities before, as well as after, September 30, 2007.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Interest paid, or, if applicable, OID accrued, on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates and partnerships, will be reported to the Internal Revenue Service on Forms 1099-INT, or, where applicable, Forms 1099-OID, which forms should be mailed to the holders by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the preferred securities may be subject to a "backup" withholding tax (at a rate of 30% for tax years 2002 and 2003) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability, provided the required information is provided to the Internal Revenue Service.

         THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              ERISA CONSIDERATIONS

         Employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, or Section 4975 of the Internal Revenue Code, generally may purchase preferred securities, subject to the investing fiduciary's determination that the investment in preferred securities satisfies ERISA's fiduciary standards and other requirements applicable to investments by the plan.

         In any case, we and/or any of our affiliates may be considered a "party in interest" (within the meaning of ERISA) or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code) with respect to certain plans. These plans generally include plans maintained or sponsored by, or contributed to by, any such persons with respect to which we or any of our affiliates are a fiduciary or plans for which we or any of our affiliates provide services. The acquisition and ownership of preferred securities by a plan (or by an individual retirement arrangement or other plans described in Section 4975(e)(1) of the Internal Revenue Code) with respect to which we or any of our affiliates are considered a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code, unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption.

         As a result, plans with respect to which we or any of our affiliates or any of its affiliates is a party in interest or a disqualified person should not acquire preferred securities unless the preferred securities are acquired pursuant to and in accordance with an applicable exemption. Any other plans or other entities whose assets include plan assets subject to ERISA or Section 4975 of the Internal Revenue Code proposing to acquire preferred securities should consult with their own counsel.

                                  UNDERWRITING

         Subject to the terms and conditions of the underwriting agreement among Irwin, the trust and the underwriters named below, for whom Stifel, Nicolaus & Company, Incorporated and RBC Dain Rauscher Inc. are acting as representatives, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 1,000,000 preferred securities in the amounts set forth below opposite their respective names.

                                                           NUMBER OF
                  UNDERWRITERS                       PREFERRED SECURITIES
                  ------------                       --------------------
Stifel, Nicolaus & Company, Incorporated......
RBC Dain Rauscher Inc.........................            ---------
      Total...................................            1,000,000
                                                          =========

         In the underwriting agreement, the obligations of the underwriters are subject to approval of certain legal matters by their counsel and to various other conditions. Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities if any are taken.

         The underwriters propose to offer the preferred securities directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain securities dealers (who may include the underwriters)
at this price, less a concession not in excess of $   per preferred security.
The underwriters may allow, and the selected dealers may reallow, a concession
not in excess of $   per preferred security to certain brokers and dealers.
After the preferred securities are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriters.

         The trust has granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase up to 150,000 additional preferred securities at the same price per security to be paid by the underwriters for the other securities being offered as set forth in the table below. If the underwriters purchase any of the additional securities under the option, each underwriter will be committed to purchase the additional securities in approximately the same proportion allocated to them in the table above. The underwriters may exercise the option only for the purpose of covering over-allotments, if any, made in connection with the distribution of the securities being offered.

         If the underwriters exercise their option to purchase additional securities, the trust will issue and sell to us additional common securities and we will issue and sell to the trust additional debentures in an aggregate principal amount equal to the total aggregate liquidation amount of the additional securities being purchased under the option and the additional common securities sold to us.

         The table below shows the price and proceeds on a per security and aggregate basis. The proceeds to be received by the trust as shown in the table below do not reflect estimated offering expenses of $265,000 payable by us.


                                                    PER PREFERRED                           TOTAL WITH
                                                       SECURITY           TOTAL           OVER-ALLOTMENT
                                                       --------           -----           --------------

Public offering price........................          $ 25.00         $25,000,000         $28,750,000
Proceeds, before expenses, to the trust......          $ 25.00         $25,000,000         $28,750,000
Underwriting commission......................          $               $                   $
Net proceeds to us...........................          $               $                   $


         The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

         Irwin and the trust have agreed to indemnify the several underwriters against several liabilities, including liabilities under the Securities Act of 1933.

         The preferred securities are expected to be approved for listing on the New York Stock Exchange under the symbol "IFC PrM," and trading is expected within 30 days after initial delivery of the preferred securities. The representatives have advised us that they presently intend to make a market in the securities prior to the commencement of trading on the New York Stock Exchange, but are not obligated to do so and may discontinue market making at any time without notice. However, we cannot assure you as to the liquidity of the securities or that an active and liquid market will develop or, if developed, that the market will continue. The offering price and distribution rate has been determined by negotiations among representatives of the underwriters and us, and the offering price of the securities may not be indicative of the market price following the offering.

         In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the securities during and after the offering, such as the following:

         o the underwriters may over-allot or otherwise create a short position in the securities for their own account by selling more securities than have been sold to them;

         o the underwriters may elect to cover any short position by purchasing securities in the open market or by exercising the over-allotment option;

         o the underwriters may stabilize or maintain the price of the securities by bidding; and

         o the underwriters may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

         The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

         Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules. The underwriters have advised us that they will not make any sales to any accounts over which they exercise discretionary authority without the prior specific written approval of the customer.

         Certain of the underwriters and their affiliates have, from time to time, performed investment banking and other services for us and our affiliates in the ordinary course of business and have received fees from us for their services.

         We have agreed not to sell or otherwise dispose of any securities substantially similar to those offered by this prospectus for a period of 30 days after the effective date of the registration statement of which this prospectus forms a part (other than securities sold pursuant to this prospectus), without the prior written consent of Stifel, Nicolaus & Company, Incorporated.

                                  LEGAL MATTERS

         Certain legal matters, including matters relating to federal income tax considerations, for Irwin and the trust will be passed upon by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois, special counsel to Irwin and the trust. Certain legal matters for Irwin will be passed upon by Ellen Z. Mufson, Vice President--Legal. Certain legal matters will be passed upon for the underwriters by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Vedder, Price, Kaufman & Kammholz and Lewis, Rice & Fingersh, L.C. will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law.

                                    EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         WHERE YOU CAN FIND INFORMATION

         This prospectus is a part of a Registration Statement on Form S-3 filed by us and the trust with the SEC under the Securities Act, with respect to the preferred securities, the debentures, and the guarantee. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement and documents incorporated by reference. Statements contained in this prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

         We file periodic reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also inspect and copy these materials at the public reference facilities of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

         Each holder of the trust securities will receive a copy of our annual report at the same time as we furnish the annual report to the holders of our common stock.

                      DOCUMENTS INCORPORATED BY REFERENCE

         We "incorporate by reference" into this prospectus the information in documents we file with the SEC, which means that we can disclose important information to you through those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference and some information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference the documents listed below:

         (a) our Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC on March 29, 2002 (File No. 001-16691);

         (b) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002 (File No. 001-16691);

         (c) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 13, 2002 (File No. 001-16691);

         (d) our Current Reports on Form 8-K filed with the SEC on the following dates (File No. 001-16691):

                  (1)      January 18, 2002;

                  (2)      January 23, 2002;

                  (3)      February 15, 2002;

                  (4)      February 27, 2002;

                  (5)      April 19, 2002;

                  (6)      April 23, 2002;

                  (7)      April 25, 2002;

                  (8)      July 10, 2002;

                  (9)      July 19, 2002;

                  (10)     July 23, 2002; and

                  (11)     August 29, 2002.

         We also incorporate by reference any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that all of the securities offered in this prospectus are sold.

         You may request, and we will provide, a copy of these filings at no cost by contacting Ellen Z. Mufson, our Vice President -- Legal, at Irwin Financial Corporation, 500 Washington Street, Columbus, Indiana 47201, or by calling (812) 376-1020.

=====================================================                           ====================================================






                    TABLE OF CONTENTS                                                       1,000,000 PREFERRED SECURITIES

                                                      PAGE                                        IFC CAPITAL TRUST VI
                                                      ----
 Summary................................................3                                          % CUMULATIVE TRUST
 Risk Factors..........................................18                                         PREFERRED SECURITIES
 Special Note Regarding Forward-Looking Statements.....28
 Use of Proceeds.......................................29                                      (LIQUIDATION AMOUNT $25 PER
 Capitalization........................................30                                           PREFERRED SECURITY)
 Accounting and Regulatory Treatment...................31
 Description of the Trust..............................32                               FULLY, IRREVOCABLY AND UNCONDITIONALLY
 Description of the Preferred Securities...............33                               GUARANTEED ON A SUBORDINATED BASIS, AS
 Description of the Debentures.........................44                                  DESCRIBED IN THIS PROSPECTUS, BY
 Description of the Guarantee..........................52
 Relationship Among the Preferred                                                                   IRWIN FINANCIAL
      Securities, the Debentures and the                                                              CORPORATION
      Guarantee........................................54
 Book-Entry Issuance...................................56                                                 AND
 Federal Income Tax Consequences.......................57
 ERISA Considerations..................................61                                             $25,000,000
 Underwriting..........................................62                                       % JUNIOR SUBORDINATED
 Legal Matters.........................................63                                              DEBENTURES
 Experts...............................................64                                                  OF
 Where You Can Find Information........................64
 Documents Incorporated by Reference...................64                                           IRWIN FINANCIAL
                                                                                                      CORPORATION
o        YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED
         OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.                                            ______________
         WE HAVE NOT, AND OUR UNDERWRITERS HAVE NOT,
         AUTHORIZED ANY PERSON TO PROVIDE YOU WITH DIFFERENT                                           PROSPECTUS
         INFORMATION.  IF ANYONE PROVIDES YOU WITH DIFFERENT
         OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON
         IT.
                                                                                                             , 2002
o        WE ARE NOT, AND OUR UNDERWRITERS ARE NOT, MAKING                                            ______________
         AN OFFER TO SELL THESE SECURITIES IN ANY
         JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.                               STIFEL, NICOLAUS & COMPANY
                                                                                                      INCORPORATED
o        YOU SHOULD ASSUME THAT THE INFORMATION APPEARING
         IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE                                           RBC CAPITAL MARKETS
         ON THE FRONT COVER OF THIS PROSPECTUS ONLY.

o        THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
         SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY
         SECURITIES OTHER THAN THE SECURITIES TO WHICH IT
         RELATES.


=====================================================                           ====================================================


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Irwin. All amounts shown are estimates, except the SEC registration fee and the NASD and the New York Stock Exchange filing fees:

SEC registration fee........................................................          $  2,645
NASD filing fee.............................................................             3,375
New York Stock Exchange filing fee..........................................            14,750
Trustees' fees..............................................................            17,250
Printing and mailing expenses...............................................            40,000
Fees and expenses of counsel................................................           130,000
Accounting and related expenses.............................................            50,000
Blue Sky fees and expenses..................................................             2,000
Miscellaneous...............................................................             4,980
                                                                                      --------
      Total.................................................................          $265,000
                                                                                      ========

Item 15. Indemnification of Directors and Officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to our directors, officers, and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Indiana Business Corporation Law ("IBCL"), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation ("Eligible Persons") against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or
(b) if the challenged action was taken other than in the individual's official capacity as an officer, director, employee or agent, the individual's conduct was at least not opposed to the corporation's best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

         The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its Articles of Incorporation, the corporation is required to indemnify an Eligible Person against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation's articles of incorporation provide otherwise, an Eligible Person may apply for indemnification to a court which may order indemnification upon a determination that the Eligible Person is entitled to mandatory indemnification for reasonable expenses or that the Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

         Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

         In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the Articles of Incorporation or Bylaws, resolution of the Board of Directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

         Our Amended and Restated Articles of Incorporation provide for indemnification as a matter of right to any of our directors, officers or employees who have been successful on the merits of a claim against them, and for indemnification under certain other circumstances where allowed, by the action of disinterested members of the Board of Directors.

         We have purchased $10 million in directors' and officers' liability insurance, the effect of which is to indemnify the directors and officers of us and our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers.

         The Amended and Restated Trust Agreement will provide for indemnification of the Delaware Trustee and each of the administrative trustees by us against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, we agree to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

Item 16. Exhibits.

EXHIBIT
 NUMBER                         DESCRIPTION
--------                        -----------

1.1      Form of Underwriting Agreement.*
4.1 Restated Articles of Incorporation of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3(a) to Form 10-K Report for the year ended December 31, 2000, File No. 0-06835).
4.2 Articles of Amendment to Restated Articles of Incorporation of Irwin Financial Corporation dated March 2, 2001. (Incorporated by reference to Exhibit 3(b) to Form 10-K Report for the year ended December 31, 2000, File No. 0-06835).
4.3      Code of By-Laws, as amended to date.
4.4 Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed with the SEC on March 2, 2001, File No. 0-06835).
4.5 Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed with the SEC on September 7, 2001, File No. 333-69156).
4.6 Certain instruments defining the rights of the holders of long-term debt of Irwin Financial Corporation and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the SEC upon request.
4.7      Form of Indenture.
4.8      Certificate of Trust.
4.9      Trust Agreement.
4.10     Form of Amended and Restated Trust Agreement.
4.11     Form of Preferred Securities Certificate (included as Exhibit D to
         Exhibit 4.10).
4.12     Form of Preferred Securities Guarantee Agreement.
4.13 Form of Agreement as to Expenses and Liabilities (included as Exhibit C to Exhibit 4.10).
4.14     Form of Junior Subordinated Debenture (included as Exhibit A to Exhibit
         4.7).
5.1      Opinion of Vedder, Price, Kaufman & Kammholz.
5.2      Opinion of Richards, Layton & Finger, P.A.
8.1      Opinion of Vedder, Price, Kaufman & Kammholz as to certain tax matters.
12.1     Calculation of ratios of earnings to fixed charges.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2 Consent of Vedder, Price, Kaufman & Kammholz (included in opinions filed as Exhibits 5.1 and 8.1).
23.3 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).
24.1     Powers of Attorney (included as part of signature pages).
25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, as trustee under the Indenture.
25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, as property trustee under the Amended and Restated Trust Agreement.
25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, as trustee under the Guarantee Agreement.

---------------------------
*To be filed by amendment.

Item 17. Undertakings.

(b) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
         Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in that Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)      The undersigned Registrants hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, IFC Capital Trust VI certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on September 13, 2002.

                                        IFC CAPITAL TRUST VI

                                        By:  IRWIN FINANCIAL CORPORATION
                                             as Depositor


                                        By:  /s/ William I. Miller
                                             -----------------------------------
                                             William I. Miller
                                             Chairman of the Board

         Pursuant to the requirements of the Securities Act of 1933, Irwin Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on September 13, 2002.

                                        IRWIN FINANCIAL CORPORATION

                                        By:  /s/ William I. Miller
                                             -----------------------------------
                                             William I. Miller
                                             Chairman of the Board

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Williams I. Miller, Gregory F. Ehlinger, and Thomas D. Washburn and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act in connection with the registration under the Securities Act of additional trust preferred securities and related junior subordinated debentures of the trust and the Registrant, respectively, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                 Signature                                   Title                               Date

/s/ Sally A. Dean
------------------------------------
Sally A. Dean                                              Director                       September 13, 2002

/s/ Gregory F. Ehlinger
------------------------------------
Gregory F. Ehlinger                            Senior Vice President and Chief            September 13, 2002
                                                 Financial Officer (Principal
                                                      Financial Officer)

/s/ David W. Goodrich
------------------------------------
David W. Goodrich                                          Director                       September 13, 2002

/s/ John T. Hackett
------------------------------------
John T. Hackett                                            Director                       September 13, 2002

/s/ William H. Kling
------------------------------------
William H. Kling                                           Director                       September 13, 2002

/s/ Brenda J. Lauderback
------------------------------------
Brenda J. Lauderback                                       Director                       September 13, 2002

/s/ John C. McGinty, Jr.
------------------------------------
John C. McGinty, Jr.                                       Director                       September 13, 2002

/s/ William I. Miller
------------------------------------
William I. Miller                              Director, Chairman of the Board
                                                 (Principal Executive Officer)            September 13, 2002

/s/ John A. Nash
------------------------------------
John A. Nash                                        Director and President                September 13, 2002

/s/ Lance R. Odden
------------------------------------
Lance R. Odden                                             Director                       September 13, 2002

------------------------------------
Theodore M. Solso                                          Director                       September 13, 2002

/s/ Jody A. Littrell
------------------------------------
Jody A. Littrell                                Vice President and Controller
                                                (Principal Accounting Officer)            September 13, 2002

                                                             S-2

                                  EXHIBIT INDEX

EXHIBIT
 NUMBER                         DESCRIPTION
--------                        -----------

1.1      Form of Underwriting Agreement.*
4.1 Restated Articles of Incorporation of Irwin Financial Corporation. (Incorporated by reference to Exhibit 3(a) to Form 10-K Report for the year ended December 31, 2000, File No. 0-06835).
4.2 Articles of Amendment to Restated Articles of Incorporation of Irwin Financial Corporation dated March 2, 2001. (Incorporated by reference to Exhibit 3(b) to Form 10-K Report for the year ended December 31, 2000, File No. 0-06835).
4.3      Code of By-Laws, as amended to date.
4.4 Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed with the SEC on March 2, 2001, File No. 0-06835).
4.5 Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed with the SEC on September 7, 2001, File No. 333-69156).
4.6 Certain instruments defining the rights of the holders of long-term debt of Irwin Financial Corporation and certain of its subsidiaries, none of which authorize a total amount of indebtedness in excess of 10% of the total assets of the Company and its subsidiaries on a consolidated basis, have not been filed as Exhibits. The Company hereby agrees to furnish a copy of any of these agreements to the SEC upon request.
4.7      Form of Indenture.
4.8      Certificate of Trust.
4.9      Trust Agreement.
4.10     Form of Amended and Restated Trust Agreement.
4.11     Form of Preferred Securities Certificate (included as Exhibit D to
         Exhibit 4.10).
4.12     Form of Preferred Securities Guarantee Agreement.
4.13 Form of Agreement as to Expenses and Liabilities (included as Exhibit C to Exhibit 4.10).
4.14     Form of Junior Subordinated Debenture (included as Exhibit A to Exhibit
         4.7).
5.1      Opinion of Vedder, Price, Kaufman & Kammholz.
5.2      Opinion of Richards, Layton & Finger, P.A.
8.1      Opinion of Vedder, Price, Kaufman & Kammholz as to certain tax matters.
12.1     Calculation of ratios of earnings to fixed charges.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2 Consent of Vedder, Price, Kaufman & Kammholz (included in opinions filed as Exhibits 5.1 and 8.1).
23.3 Consent of Richards, Layton & Finger, P.A. (included in opinion filed as Exhibit 5.2).
24.1     Powers of Attorney (included as part of signature pages).
25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, as trustee under the Indenture.
25.2 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, as property trustee under the Amended and Restated Trust Agreement.
25.3 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of U.S. Bank Trust National Association, as trustee under the Guarantee Agreement.

---------------------------
*To be filed by amendment.